Exhibit 2.1

CONTRIBUTION AGREEMENT

by and among

ROYAL RESOURCES L.P.,

ROYAL RESOURCES GP L.L.C.,

NOBLE ROYALTIES ACQUISITION CO., LP,

HOOKS RANCH HOLDINGS LP,

DGK ORRI HOLDINGS, LP,

DGK ORRI GP LLC,

HOOKS HOLDING COMPANY GP, LLC

and

OSPREY ENERGY ACQUISITION CORP.

Dated as of June 3, 2018

i

Table of Contents (cont'd)

Table of Contents (cont'd)

EXHIBITS

Exhibit A	A&R Certificate of Incorporation
Exhibit B	Form of A&R LP Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Shareholders Agreement
Exhibit F	Sample Extraordinary Dividend Builder Amount Calculation

SCHEDULES

Schedule 1.1-PL	Permitted Liens
Schedule 1.1-RK	Royal’s Knowledge Individuals
Schedule 1.1(a)-TE	Reimbursed Transaction Expenses
Schedule 1.1(b)-TE	Excluded Transaction Expenses
Schedule 2.2	Equity and Cash Consideration
Schedule 3.3	No Conflicts – Contributors
Schedule 3.4	Governmental Approvals – Contributors
Schedule 3.5	Title to Interests – Contributors
Schedule 4.2	No Conflicts – Royal Entities
Schedule 4.4	Governmental Approvals – Royal Entities
Schedule 4.5(a)	Outstanding Interests – Royal Entities
Schedule 4.8	Legal Proceedings
Schedule 4.9	Compliance with Laws and Orders
Schedule 4.10(c)	Financial Statements
Schedule 4.11(b)	Absence of Certain Changes or Events
Schedule 4.12	No Undisclosed Liabilities
Schedule 4.13	Taxes
Schedule 4.14(a)	Material Contracts
Schedule 4.14(c)	Material Contract Exemptions
Schedule 4.15(b)	Easements
Schedule 4.16	Oil & Gas Matters
Schedule 4.18(a)	Environmental Matters
Schedule 4.20	Related Party Transactions
Schedule 4.24	Credit Support Agreements
Schedule 4.25	Sufficiency of Assets
Schedule 5.3	No Conflicts – Buyer
Schedule 5.4	Governmental Approvals – Buyer
Schedule 5.19	Lockups
Schedule 6.3	Conduct of Business
Schedule 6.4(a)	Restrictions – Contributors
Schedule 6.4(b)	Restrictions – Royal Entities
Schedule 6.20	Other Covenants

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of June 3, 2018 (this “Agreement”), is made and entered into by and among Royal Resources L.P., a Delaware limited partnership (“Royal LP”), Royal Resources GP L.L.C., a Delaware limited liability company (“Royal GP”, and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP, a Delaware limited partnership (“NRAC”), Hooks Ranch Holdings LP, a Delaware limited partnership (“Hooks Holdings”), DGK ORRI Holdings, LP, a Delaware limited partnership (“DGK Holdings”), DGK ORRI GP LLC, a Delaware limited liability company (“DGK GP”), Hooks Holding Company GP, LLC, a Delaware limited liability company (“Hooks GP”, and collectively with NRAC, Hooks Holdings, DGK Holdings and DGK GP, the “Contributors” and each a “Contributor”), and Osprey Energy Acquisition Corp., a Delaware corporation (“Buyer”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Royal LP and Royal GP directly or indirectly control each of the Contributors;

WHEREAS, (i) Hooks Holdings owns 100% of the limited partnership interests of VickiCristina, L.P., a Delaware limited partnership (“VickiCristina”, and such interests, the “VickiCristina Interests”), and (ii) Hooks GP owns 100% of the general partnership interests of VickiCristina (such interests, the “VickiCristina GP Interests”);

WHEREAS, (i) DGK Holdings owns 100% of the limited partnership interests of DGK ORRI Company, L.P., a Delaware limited partnership (“DGK”, and such interests, the “DGK Interests”), and (ii) DGK GP owns 100% of the general partnership interests of DGK (such interests, the “DGK GP Interests”);

WHEREAS, NRAC owns (i) 100% of the limited partnership interests of Noble EF DLG LP, a Texas limited partnership (“DLG”, and such interests, the “DLG Interests”), (ii) 100% of the membership interests of Noble EF DLG GP LLC, a Texas limited liability company and sole general partner of DLG (“DLG GP”, and such interests, the “DLG GP Interests”), (iii) 100% of the limited partnership interests of Noble EF LP, a Texas limited partnership (“EF”, and such interests, the “EF Interests”), (iv) 100% of the membership interests of Noble EF GP LLC, a Texas limited liability company and sole general partner of EF (“EF GP”, and such interests, the “EF GP Interests”), (v) 100% of the Class A limited partnership interests of Noble Marcellus LP, a Delaware limited partnership (“Marcellus”, and such interests, the “Marcellus Interests”), and (vi) 100% of the membership interests of Noble Marcellus GP, LLC, a Delaware limited liability company and sole general partner of Marcellus (“Marcellus GP”, and such interests, the “Marcellus GP Interests”);

WHEREAS, each of the Contributors desires to contribute to the Partnership the Contributed Interests owned by such Contributor (as defined below), on and subject to the terms and conditions of this Agreement;

WHEREAS, Buyer is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Buyer Board has (a) determined that it is in the best interests of Buyer and its stockholders for Buyer to enter into this Agreement, the Ancillary Agreements and the Transactions and (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Buyer’s performance of its obligations hereunder and thereunder and the consummation of the Transactions;

WHEREAS, as a condition to the consummation of the Transactions and in accordance with the terms hereof, Buyer shall provide an opportunity to its stockholders to have all or a portion of their Buyer Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Buyer’s Organizational Documents in conjunction with obtaining approval from the stockholders of Buyer for the Transactions (collectively with the other transactions, authorizations and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, for purposes of completing the Transactions, Buyer formed Osprey Minerals GP, LLC, a Delaware limited liability company (the “General Partner”), and Buyer owns 100% of the issued and outstanding limited liability company interests in the General Partner;

WHEREAS, for purposes of completing the Transactions, the General Partner and Buyer formed Osprey Minerals Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), and Buyer owns 100% of the outstanding limited partner interests in the Partnership, and the General Partner has been designated as a non-economic general partner of the Partnership; and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to make the Buyer Contribution to the Partnership, and the Contributors desire to make the Contributors’ Contributions to the Partnership, in each case in exchange for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION

1.1  Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 3.8.

“30-Day VWAP” means, as of a particular date, the average of the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg page applicable to the Buyer Class A Common Stock (or, if Bloomberg ceases to publish such price, any nationally recognized successor service reasonably chosen by the Buyer Board, with consent of the Continuing Directors) in respect of the trading days that occur during the period from the open of trading on the relevant trading day until the close of trading on such trading day for the 30 calendar day period ending on the trading day immediately prior to such date (or, if such volume-weighted average price is unavailable, the market price of one share of such security on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (independent from Buyer, Royal or any of their Affiliates as of the date hereof) selected by the Buyer Board, with consent of the Continuing Directors, and retained for such purpose by Buyer).

“A&R Certificate of Incorporation” has the meaning given to it in the definition of “Stockholder Proposals”.

“A&R LP Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

“Adjusted Financial Statements” has the meaning given to it in Section 4.10(d).

“Adjusted Tier 2 Target” means $15.00 at the Closing Date, to be decreased, effective immediately after the declaration of any Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by a nationally recognized investment banking firm independent from Buyer, Royal or any of their Affiliates as of the date hereof selected by the Buyer Board, with the consent of the Continuing Directors, and retained for such purpose by Buyer) of any securities or other assets paid on each share of Buyer Class A Common Stock in respect of such Extraordinary Dividend; provided, that in no instance shall the Adjusted Tier 2 Target be less than $12.50.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) other than with respect to Sections 9.2, 9.3 and 10.16 or any other provisions of this Agreement where expressly provided otherwise, neither The Blackstone Group, L.P. nor any private equity funds, portfolio companies (other than Royal and its Subsidiaries (including the Contributors and the Royal Entities)), parallel investment entities or alternative investment entities owned, managed or controlled by The Blackstone Group, L.P. shall be considered or otherwise be deemed to be an “Affiliate” of Royal, the Contributors or the Royal Entities and (ii) following the Closing, none of Buyer, the Partnership and the Royal Entities shall be shall be considered or otherwise be deemed to be an “Affiliate” of Royal or the Contributors.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Ancillary Agreements” means the Closing Certificates, the Interests Assignment Agreement, the A&R LP Agreement, the A&R Certificate of Incorporation, the Registration Rights Agreement, the Shareholders Agreement, the Subscription Agreements and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing.

“Assets” of any Person means all assets, rights, Proceedings, Contracts, interests and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Available Funds” means the amount in the Trust Account on the Closing Date plus the proceeds of Buyer Equity Financing, minus the amount to be paid to holders of Buyer Class A Common Stock that timely exercise and do not waive their Buyer Stockholder Redemption Right in respect of any of the Transactions minus the amount of any amounts payable by Buyer or any of its Subsidiaries in respect of all out-of-pocket costs, fees and expenses incurred by or on behalf of Buyer or any of its Subsidiaries in connection with the consummation of the Transactions (including deferred underwriting commissions payable by Buyer to the underwriters in the IPO and all costs, fees and expenses related to the Buyer Equity Financing and the Debt Financing).

“Balance Sheet Date” has the meaning given to it in Section 4.10.

“Benefit Plan” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) any plan that would be an “employee benefit plan” if it was subject to ERISA, such as foreign plans and plans for directors, (c) any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, (e) any personal, vacation, holiday and sick or other leave policy, and (f) any other plan, policy, Contract, program or arrangement (whether written or unwritten), in each case, providing compensation or benefits to any employee (or any beneficiary or dependent thereof).

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas or New York, New York are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Board Recommendation” has the meaning given to it in Section 6.9(d).

“Buyer Class A Common Stock” means the Class A common stock of Buyer, par value $0.0001 per share.

“Buyer Class B Common Stock” means the Class B common stock of Buyer, par value $0.0001 per share.

“Buyer Class C Common Stock” means the Class C common stock of Buyer, par value $0.0001 per share.

“Buyer Common Stock” means the Buyer Class A Common Stock, Buyer Class B Common Stock and/or Buyer Class C Common Stock.

“Buyer Contribution” has the meaning given to it in Section 2.1.

“Buyer Equity Financing” means the purchase and sale of Buyer Class A Common Stock pursuant to the Subscription Agreements.

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3(a), Section 5.5, Section 5.6 and Section 5.11.

“Buyer Material Adverse Effect” means any occurrence, condition, change, development, event, or effect that, individually or in the aggregate, prevents or materially impairs the ability of Buyer to consummate the Transactions or the ability of the Partnership to own the Contributed Interests after the Closing.

“Buyer Public Securities” has the meaning given to it in Section 5.16.

“Buyer SEC Documents” has the meaning given to it in Section 5.8.

“Buyer Stockholder Redemption Right” means the right held by holders of the shares of Buyer Class A Common Stock to redeem all or a portion of their shares of Buyer Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Buyer to pay certain Taxes, divided by (b) the number of then outstanding shares of Buyer Class A Common Stock issued in connection with the IPO.

“Buyer Warrants” has the meaning given to it in Section 5.5.

“Cash Consideration” has the meaning given to it in Section 2.2.

“Change in Recommendation” has the meaning given to it in Section 6.9(d).

“Closing” means the consummation of the Transactions.

“Closing Certificates” means the officer’s certificates referenced in Section 2.4(d) and Section 2.5(f).

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning given to it in Section 2.1.

“Confidential Information” shall have the same meaning as “Evaluation Material” as defined in the Confidentiality Agreement, as it pertains to Buyer or any of its Affiliates (including, after the Closing, the Royal Entities and their business and operations), mutatis mutandis.

“Confidentiality Agreement” means that certain confidentiality agreement between Blackstone Management Partners, L.L.C. and Buyer, dated as of March 21, 2018.

“Continuing Directors” means the two directors to be designated by Osprey Sponsor to serve on the Buyer Board pursuant to Section 6.17 for so long as they continue to serve on the Buyer Board and, prior to the third annual shareholders meeting after the Closing, any other person that may replace any of such two directors pursuant to Section 2.2(c) of the Shareholders’ Agreement.

“Contract” means any agreement, contract, assignment, lease, sublease, license, evidence of Indebtedness, mortgage, indenture, note, purchase order, binding bid, letter of credit, instrument, security agreement, undertaking, obligation or commitment to which a Person is bound, whether oral or written.

“Contributed Interests” means, collectively, the VickiCristina Interests, the VickiCristina GP Interests, the DGK Interests, the DGK GP Interests, the DLG Interests, the DLG GP Interests, the EF Interests, the EF GP Interests, the Marcellus Interests and the Marcellus GP Interests.

“Contribution Price” has the meaning given to it in Section 2.2.

“Contributor” and “Contributors” have the meaning given to them in the introduction to this Agreement.

“Contributor Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.5, and Section 3.7.

“Contributor Released Claims” has the given to it in Section 9.3.

“Contributors’ Appointees” means all current and former officers, managers, directors and similar persons of any Royal Entity that are or were employees of any Contributor or any of their respective Affiliates.

“Contributors’ Contributions” has the meaning given to it in Section 2.2.

“Current Representation” has the meaning given to it in Section 9.4(a).

“Debt Commitment Letter” means the executed debt commitment letter, together with the related fee letter, each in effect as of the date of this Agreement, to the Partnership from the Financing Sources.

“Debt Financing” the debt financing incurred or intended to be incurred by the Partnership pursuant to the Debt Commitment Letter, together with any alternative debt financing permitted hereunder.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Designated Person” has the meaning given to it in Section 9.4(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“DGK” has the meaning given to it in the recitals to this Agreement.

“DGK GP” has the meaning given to it in the recitals to this Agreement.

“DGK GP Interests” has the meaning given to it in the recitals to this Agreement.

“DGK Holdings” has the meaning given to it in the introduction to this Agreement.

“DGK Interests” has the meaning given to it in the recitals to this Agreement.

“DLG” has the meaning given to it in the recitals to this Agreement.

”DLG GP” has the meaning given to it in the recitals to this Agreement.

“DLG GP Interests” has the meaning given to it in the recitals to this Agreement.

“DLG Interests” has the meaning given to it in the recitals to this Agreement.

“Drag Contribution” has the meaning given to it in Section 6.19.

“Earn-Out Consideration” has the meaning given to it in Section 2.6(a)(ii).

“Earn-Out Payment” has the meaning given to it in Section 2.6(a)(ii).

“Earn-Out Payment Period” means the period commencing on the Closing Date and ending on the seven-year anniversary of the Closing Date.

“EF” has the meaning given to it in the recitals to this Agreement.

“EF GP” has the meaning given to it in the recitals to this Agreement.

“EF GP Interests” has the meaning given to it in the recitals to this Agreement.

“EF Interests” has the meaning given to it in the recitals to this Agreement.

“Emergency” means taking any and all actions and making repairs, including implementing an emergency shutdown of any or all of the Assets, that are reasonably necessary to avoid, prevent or mitigate (a) imminent physical and material harm to persons or property, including injury, illness or death or damage to the Assets or an environmental condition or (b) violation of any applicable Law.

“Environmental Claim” means any Proceeding or Loss arising out of or related to any violation of Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution or protection of the environment, natural resources, or human health and safety (to the extent arising from exposure to Hazardous Materials), each as amended on or prior to the Closing Date.

“Equity Consideration” has the meaning given to it in Section 2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means the date of this Agreement.

“Extraordinary Dividends” means any dividend or distribution in cash, securities or other assets to the holders of the Buyer Class A Common Stock on account of such shares of Buyer Class A Common Stock, other than Ordinary Cash Dividends.

“Extraordinary Dividends Builder Amount” means the aggregate amount of all Extraordinary Dividends, if any, declared during the period commencing on the Closing Date and ending on the Tier 1 Target Date; provided that, in the event that as of the Tier 1 Target Date there has been fewer than four (4) fiscal quarters since (a) the declaration of the most recent Extraordinary Dividend or (b) if no Extraordinary Dividend has been paid, the Closing Date, the Extraordinary Dividends Builder Amount shall be increased by the positive amount (if any) equal to (x)(i) the aggregate amount of cash dividends or distributions declared since the most recent Extraordinary Dividend (as adjusted to appropriately reflect any of the events referred to in Section 2.6(f) and excluding cash dividends or cash distributions that have already resulted in an increase to the Extraordinary Dividends Builder Amount) or the Closing Date, as applicable, in each case, annualized for a full 365-day period minus (ii) $0.50, multiplied by (y)(i) the number of fiscal quarters for which cash dividends have been declared since the most recent Extraordinary Dividend, divided by (ii) 4. An example calculation of the Extraordinary Dividends Builder Amount is set forth on Exhibit F.

“Final Cash Amount” means the sum of (1) the Available Funds, plus (2) the proceeds received by the Buyer or the Partnership under the Debt Financing, minus (3) the Transaction Expenses.

“Financial Statements” has the meaning given to it in Section 4.10.

“Financing Activities” has the meaning given to it in Section 6.10.

“Financing Sources” means the Persons that have committed to provide, will commit to provide or otherwise enter into agreements in connection with the Debt Financing, together with their Affiliates, officers, directors, employees, limited partners, stockholders, managers, members, agents and representatives involved in the Debt Financing and their successors and assigns.

“Fraud” means an intentional misrepresentation or intentional omission of a material fact, or other action or omission which constitutes common law fraud.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning given to it in the recitals to this Agreement.

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“GP Interests” means, collectively, the VickiCristina GP Interests, DGK GP Interests, EF GP Interests, DLG GP Interests and Marcellus GP Interests.

“Hazardous Material” means and includes each substance regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, or toxic substance under any Environmental Law, including any petroleum or petroleum products, explosives, radioactive materials, asbestos in any form, or polychlorinated biphenyls.

“Hooks GP” has the meaning given to it in the recitals to this Agreement.

“Hooks Holdings” has the meaning given to it in the introduction to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas and other hydrocarbons produced or processed in association therewith, or any combination thereof, and any minerals produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane and gasoline) of any type or composition.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indebtedness” means, with respect to any Person and without duplication, (i) all indebtedness for borrowed money of such Person and all other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable, (ii) all indebtedness secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed, (iii) any liabilities in respect of any lease of real or personal property (or a combination thereof), which liabilities are required to be classified and accounted for under GAAP, (iv) all obligations in respect of letters of credit, to the extent drawn; (v) all obligations under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements; (vi) all obligations of such Person to pay the deferred purchase price of property, equipment or services (other than accounts payable in the ordinary course of business); (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (viii) all guarantees with respect to liabilities of another Person of a type described in any of clauses (i) through (vii) above for the payment of which such first Person may be liable and (ix) any accrued or incurred interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of obligations referred to in clauses (i) through (viii) of this definition (excluding prepayment penalties under capital leases to the extent such capital leases are not required to be repaid in connection with the Transactions). For all purposes of this Agreement, the term “Indebtedness” shall not include any (a) liabilities in respect of Taxes, or (b) indebtedness as between any of the Royal Entities.

“Independent Petroleum Engineers” has the meaning given to it in Section 4.16(b).

“Intended Tax Treatment” means the treatment described in Section 6.6(d).

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Interim Financials” has the meaning given to it in Section 4.10(b).

“Interim Period” has the meaning given to it in Section 6.2.

“Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts that was not known to (or, if known, the material consequences of which (or the magnitude of which) was not known to) Buyer Board on the date of this Agreement and did not result from a breach of this Agreement by Buyer, and does not relate to an alternative Business Combination.

“IPO” has the meaning given to it in Section 10.13.

“Laws” means all statutes, rules, regulations, ordinances, and orders of any Governmental Authority.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.

“Liquidity Event” means:

(a)    The consummation of any merger, reorganization, Business Combination or consolidation of Buyer that results in any Person (other than an Affiliate of the Contributors, which for purposes of the definition of Liquidity Event, shall not give effect to the last sentence of the definition of Affiliate) becoming the beneficial owner of more than fifty percent (50%) of the combined voting power of the voting securities of Buyer or the surviving company, other than a transaction in which the holders of the voting securities of Buyer outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the direct or indirect parent of Buyer or such surviving company;

(b)    The consummation of a sale or disposition by Buyer of all or substantially all of Buyer’s assets, other than a sale or disposition in which the holders of the voting securities of Buyer outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of Buyer approve a plan of complete liquidation or dissolution of Buyer; or

(c)    The consummation of any transaction described in the foregoing clauses (a) or (b) following which the voting securities of Buyer outstanding immediately prior thereto are no longer traded on a national securities exchange or registered under Section 12(b) or (g) under the Exchange Act, other than a transaction in which the voting securities of Buyer are converted in such transaction into the right to receive voting securities of the direct or indirect parent of Buyer or surviving company in such transaction.

“Liquidity Event Consideration” has the meaning given to it in Section 2.6(e).

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any claim, default or assessment). For all purposes of this Agreement, the term “Losses” shall not include any Non-Reimbursable Damages.

“Marcellus” has the meaning given to it in the recitals to this Agreement.

“Marcellus GP” has the meaning given to it in the recitals to this Agreement.

“Marcellus GP Interests” has the meaning given to it in the recitals to this Agreement.

“Marcellus Interests” has the meaning given to it in the recitals to this Agreement.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a materially adverse effect on the business, properties, Assets, condition (financial or otherwise) or results of operations of the Royal Entities taken as a whole or (ii) prevents or materially impairs the ability of Royal, the Contributors or the Royal Entities to consummate the Transactions; provided, however, in, the case of clause (i), none of the following, either alone or in combination, shall contribute to, or constitute, or be taken into account in determining whether there has been or may be, a Material Adverse Effect: any occurrence, condition, change, development, event or effect to the extent resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, Hydrocarbons, or other commodities or supplies; (b) any change in general regulatory or political conditions, including any acts of war or terrorist activities; (c) any change generally affecting the industry in which the Royal Entities conduct their business; (d) any general change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates); (e) any change after the date hereof in any Laws (including Environmental Laws) or GAAP; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) the consummation of the Transactions or any actions taken at the express written request or written consent of Buyer; (h) the announcement of the Transactions; and (i) any failure by the Royal Entities to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not the underlying the events contributing to or causing such failure); provided further, however, that any occurrence, condition, change, development, event or effect referred to in clauses (a), (b), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such occurrence, condition, change, development, event or effect has a disproportionate effect on the business, Assets, financial condition or results of operations of the Royal Entities compared to other participants in the industries in which the Royal Entities conduct their businesses.

“Material Contracts” has the meaning given to it in Section 4.14(a).

“Non-Reimbursable Damages” means special, punitive or exemplary damages, or lost profits, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from such other Party’s or any of its Affiliates’ sole, joint or concurrent negligence, strict liability or other fault (other than any such damages to the extent paid to third parties).

“NASDAQ” means the NASDAQ Capital Market.

“Nonparty Affiliates” has the meaning given to it in Section 10.15.

“NRAC” has the meaning given to it in the introduction to this Agreement.

“Offer” has the meaning given to it in the recitals to this Agreement.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights, and Royalties (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all wells located on or producing from such leases and properties described in clause (a).

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).

“Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Buyer Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Section 2.6(f) and excluding cash dividends or cash distributions that have already contributed to the Extraordinary Dividend Builder Amount or resulted in a reduction to Adjusted Tier 2 Target, as applicable) does not exceed $0.50.

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person or which establish the legal personality of such Person.

“Osprey Sponsor” means Osprey Sponsor, LLC, a Delaware limited liability company.

“Outside Date” has the meaning given to it in Section 8.1(e).

“Partnership” has the meaning given to it in the recitals to this Agreement.

“Partnership Warrants” means warrants exercisable for Common Units on the terms and conditions identical to warrants to purchase Buyer Class A Common Stock outstanding on the Execution Date.

“Party” or “Parties” has the meaning given to it in the introduction to this Agreement.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes (i) not yet due or delinquent or (ii) being contested in good faith by or on behalf of any Royal Entity by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory or other Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of any Royal Entity, (c) all matters, both general and specific, that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in any title policies insuring a Royal Entity’s interest in an Asset or any commitments therefor that have been made available to Buyer prior to the Execution Date or obtained by or on behalf of Buyer, (d) any other imperfection or irregularity of title and other Liens that would not reasonably be expected to materially interfere with or impair the use of the property burdened thereby, (e) zoning, planning, regulatory and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the Royal Entities’ Assets, and all matters of record, none of which, individually or in the aggregate, materially impairs the continued use and operation of the Royal Entities’ Assets to which they relate in the conduct of the Royal Entities’ business as presently conducted thereon, (f) the terms and conditions of the Permits of any Royal Entity or the Contracts listed on Schedule 4.15(a), (g) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (h) Liens expressly identified in the Financial Statements and (i) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Post-Closing Representation” has the meaning given to it in Section 9.4(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Privileged Communications” has the meaning given to it in Section 9.4(b).

“Proceeding” means any demand, complaint, lawsuit, action, suit, claim (including claim of a violation of Law), investigation or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Prospectus” has the meaning given to it in Section 10.13.

“Proxy Statement” has the meaning given to it in Section 6.9(a).

“Records” means books, records and files, including all Contracts and any and all title, Tax, financial, technical, engineering, environmental and safety records and information relating to the Royal Entities or otherwise relating to the business and operations of the Royal Entities; provided that the foregoing shall expressly exclude any records or other information relating to negotiations with or bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such negotiations or bids.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into among Buyer, the Contributors and Royal LP, in substantially the form attached hereto as Exhibit D.

“Related Party Transaction” has the meaning given to it in Section 4.20.

“Related Persons” has the meaning given to it in Section 9.3(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants. Without limiting the foregoing, Riverbend Asset Management III, L.L.C. shall be a Representative of Royal, the Contributors and the Royal Entities.

“Reserve Report” has the meaning given to it in Section 4.16(b).

“Royal” has the meaning given to it in the introduction to this Agreement.

“Royal Entities” means, collectively, VickiCristina, VickiCristina GP, DGK, DGK GP, DLG, DLG GP, EF, EF GP, Marcellus, Marcellus GP, and each of their respective Subsidiaries.

“Royal Fundamental Representations” means those representations and warranties set forth in Section 4.1, Section 4.2(a), Section 4.5, Section 4.12(c) and Section 4.21.

“Royal GP” has the meaning given to it in the introduction to this Agreement.

“Royal’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1-RK.

“Royal LP” has the meaning given to it in the introduction to this Agreement.

“Royal Released Claims” has the given to it in Section 9.3.

“Royalties” means lessor’s royalties, non-participating royalties, overriding royalties, production payments, net profits interests and similar burdens payable out of production.

“Schedules” means the schedules attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Shareholders Agreement” means the Shareholders Agreement among Buyer and the other parties thereto, in substantially the form attached hereto as Exhibit E.

“Special Meeting” has the meaning given to it in Section 6.9.

“Stockholder Proposals” means, collectively, the following proposals to be voted upon at the Special Meeting (1) approval and adoption of this Agreement and the Transactions; (2) approval and adoption of Buyer’s Second Amended and Restated Certificate of Incorporation substantially in the form attached hereto as Exhibit A (the “A&R Certificate of Incorporation”); (3) approval and adoption of the Falcon Minerals 2018 Long Term Incentive Plan; and (4) the approval, for purposes of complying with applicable listing rules of the NASDAQ, of the issuance of equity interests of Buyer in connection with the Transactions, including (x) the issuance of equity interests of Buyer in connection with the Buyer Equity Financing, (y) the issuance of Buyer Class C Common Stock to the Contributors (including in connection with the Earn-Out Consideration) and (z) the issuance of shares of Buyer Class A Common Stock to the Contributors in connection with any future redemption or exchange of their Common Units.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subscription Agreements” means the subscription agreements dated as of the date hereof between the Buyer and the subscriber parties thereto for the purchase and sale of Buyer Class A Common Stock, in substantially the form attached hereto as Exhibit C.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other governmental charge in the nature of a tax, including any interest, penalty or addition with respect thereto.

“Tax Allocation Statement” has the meaning given to it in Section 6.6(f).

“Tax Proceeding” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means the Governmental Authority responsible for the imposition, assessment or collection of any Taxes.

“Tier 1 Target” has the meaning given to it in Section 2.6(a)(i).

“Tier 1 Target Date” has the meaning given to it in Section 2.6(a)(i).

“Total Cash Payment” has the meaning given to it in Section 2.2.

“Transaction Expenses” means, without duplication, an amount (which may be a positive or negative number) determined as of the Closing equal to (a) the aggregate amounts payable by Royal, the Contributors or their Affiliates (other than the Royal Entities or their Subsidiaries) to the Persons set forth on Schedule 1.1(a)-TE in respect of all out-of-pocket costs, fees and expenses incurred by or on behalf of the Contributors or any Royal Entity in connection with the consummation of the Transactions, minus (b) the aggregate amounts payable by the Royal Entities or their Subsidiaries to any Person (other than to the Persons set forth on Schedule 1.1(b)-TE) in connection with the consummation of the Transactions, including any promote or other payment that is payable to any Person as a result of the consummation of the Transactions.

“Transaction Expenses Cash” has the meaning given to it in Section 2.2.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges incurred in connection with this Agreement or the Transactions.

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. established by Buyer into which a portion of the proceeds received by Buyer from its IPO have been deposited for the benefit of Buyer’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement dated as of July 20, 2017, by and between Buyer and the Trustee.

“Trust Amount” has the meaning given to it in Section 5.12.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unit” means the oil and/or gas units created by unitization and pooling agreements or orders and declarations in effect with respect to any Oil and Gas Leases or wells in which any Royal Entity holds an interest.

“Unit Consideration” has the meaning given to it in Section 2.2(a)(iii).

“VickiCristina” has the meaning given to it in the recitals to this Agreement.

“VickiCristina GP Interests” has the meaning given to it in the recitals to this Agreement.

“VickiCristina Interests” has the meaning given to it in the recitals to this Agreement.

1.2  Rules of Construction.

(a)    All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c)    Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)    Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Article II
CONTRIBUTION AND CLOSING

2.1   Buyer Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall contribute to the Partnership, as a capital contribution, cash in the amount of the Available Funds (the “Buyer Contribution”) in exchange for the issuance by the Partnership to Buyer of (a) a number of common units representing limited partner interests in the Partnership (“Common Units”) equal to the number of shares of Buyer Class A Common Stock outstanding at the Closing after the consummation of the Transactions (including shares of Buyer Class A Common Stock that are or may be issued in connection with the consummation of the Transactions pursuant to the Buyer Equity Financing or upon conversion of the Buyer Class B Common Stock) and after any exercise by the holders of shares of Buyer Class A Common Stock of the Buyer Stockholder Redemption Right and (b) a number of Partnership Warrants equal to the number of Buyer Warrants outstanding at the Closing after the consummation of the Transactions.

2.2   Contributors’ Contributions. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Contributor shall contribute, assign, transfer, convey and deliver to the Partnership (or with respect to any GP Interests, another Subsidiary of Buyer designated by Buyer with the prior written consent of Royal, which shall not be unreasonably withheld, conditioned or delayed,), free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and Buyer shall cause the Partnership to accept from each Contributor, all of the Contributed Interests owned by such Contributor (collectively, the “Contributors’ Contributions”). As consideration for the Contributors’ Contributions, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)    Buyer shall cause the Partnership to pay and deliver to Contributors (or, with respect to the Transaction Expenses Cash, as directed by the Contributors):

(i)   an amount of cash equal to the Transaction Expenses (the “Transaction Expenses Cash”);

(ii)   an amount of cash equal to the lesser of (A) $400,000,000 and (B) the Final Cash Amount (the lesser of (A) and (B), the “Cash Consideration” and together with the Transaction Expenses Cash, the “Total Cash Payment”); and

(iii)     a number of Common Units (rounded to the nearest Common Unit) equal to the quotient obtained by dividing (A) an amount equal to (1) $800,000,000 minus (2) the Cash Consideration, by (B) $10.00 (the “Unit Consideration”); and

(b)    Buyer shall issue to Contributors a number of shares of Buyer Class C Common Stock equal to the number of Common Units comprising the Unit Consideration (such shares of Buyer Class C Common Stock, together with the Unit Consideration, the “Equity Consideration” and together with the Total Cash Payment, the “Contribution Price”).

The Contribution Price shall be allocated to each Contributor as provided on Schedule 2.2.

2.3   Closing.

(a)    Not later than two (2) Business Days prior to the Closing Date, each Contributor shall deliver or cause to be delivered to Buyer (A) all notices required to facilitate the termination of commitments under, and the repayment in full of all obligations then outstanding under, any Contract of the Royal Entities evidencing Indebtedness and (B) copies of draft pay-off letters (and at least one Business Day prior to the Closing Date, executed pay-off letters from the holders of such Indebtedness), in each case, in form and substance reasonably satisfactory to Buyer.

(b)    Not later than three (3) Business Days prior to the Closing Date, the Contributors shall deliver or cause to be delivered to Buyer a statement containing the Contributor’s good faith estimate of the Transaction Expenses, together with reasonable supporting information and calculation.

(c)    Closing shall take place at the offices of Kirkland & Ellis LLP, 609 S Main St., Houston, Texas 77002 at 9:00 A.M. local time, on the third Business Day after the conditions to Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) have been either satisfied or waived by the Party for whose benefit such conditions exist, or on such other date and at such other time and place as Buyer and Contributors mutually agree in writing. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Houston, Texas, on the Closing Date.

2.4   Closing Deliveries by the Contributors. At Closing, each Contributor shall deliver, or shall cause to be delivered, the following:

(a)    to Buyer and the Partnership, a duly executed counterpart of the A&R LP Agreement, executed by the Contributors;

(b)    to Buyer, a duly executed counterpart of the Registration Rights Agreement, executed by the Contributors party thereto and Royal LP;

(c)    to Buyer, a duly executed counterpart of the Shareholders Agreement, executed by the Contributors party thereto and Royal;

(d)    to Buyer, a certificate of each of Royal and the Contributors, dated as of the Closing Date, duly executed by an authorized Person of each of Royal and the Contributors, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

(e)    to Buyer, (i) evidence in form and substance reasonably acceptable to Buyer that such Contributor has, or its Affiliates have, repaid, or caused to be repaid, or shall repay, or cause to be repaid, substantially concurrently with the Closing, all amounts necessary to discharge fully all Indebtedness of the Royal Entities so that the Royal Entities shall have no Indebtedness as of the Closing; and (ii) executed, acknowledged and recordable releases of all mortgage liens, security interests and financing statements, in each case, securing any Indebtedness of the Contributors or their Affiliates (which, for purposes of this Section 2.4(e), shall not give effect to the last sentence of the definition of Affiliate) that encumber the Assets of any of the Royal Entities and the release of any guarantees by the Royal Entities of any such Indebtedness, subject, in each case, only to the payment pursuant to the foregoing clause (i);

(f)     to Buyer and the Partnership, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer or the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement; and

(g)    to Buyer and the Partnership, a certification of non-foreign status substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B),

2.5   Closing Deliveries by Buyer. At Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a)    to the Contributors, a duly executed counterpart of the A&R LP Agreement, executed by Buyer;

(b)    to the Contributors, by wire transfers of immediately available funds to such accounts as the Contributors shall have notified Buyer at least two Business Days prior to the Closing Date, an amount of cash equal to the Total Cash Payment;

(c)    to the Contributors and Royal LP, a duly executed counterpart of the Registration Rights Agreement, executed by Buyer;

(d)    to the Contributors and Royal LP, a duly executed counterpart of the Shareholders Agreement, executed by Buyer;

(e)    to the Contributors, a copy of the A&R Certificate of Incorporation file stamped by the Delaware Secretary of State evidencing that the same has been accepted for filing and filed by the Delaware Secretary of State;

(f)     to the Contributors, a certificate of Buyer, dated as of the Closing Date, signed by an authorized Person of Buyer, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied; and

(g)    to the Contributors or their designees, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by the Contributors prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.6   Earn-Out Consideration.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, during the period beginning on the Closing Date and ending on the last day of the Earn-Out Payment Period:

(i)   if the 30-Day VWAP equals or exceeds $12.50 (the “Tier 1 Target”), then promptly and in any event within 5 Business Days after the date on which the 30-Day VWAP equals or exceeds $12.50 (the “Tier 1 Target Date”), (A) Buyer shall cause the Partnership to issue and deliver to Royal LP: (x) 10,000,000 Common Units; and (y) if any Extraordinary Dividends were declared during the period commencing on the Closing Date and ending on the Tier 1 Target Date, an additional number of Common Units (rounded down to the nearest whole Common Unit) equal to (1) the Extraordinary Dividend Builder Amount, multiplied by (2) 10,000,000, and divided by (3) $12.50; and (B) Buyer shall issue to Royal LP a number of shares of Buyer Class C Common Stock equal to the number of Common Units so issued pursuant to clauses (x) and (y) of this Section 2.6(a)(i); and

(ii)   if the 30-Day VWAP equals or exceeds the Adjusted Tier 2 Target, then promptly and in any even within 5 Business Days after the date on which the 30-Day VWAP equals or exceeds the Adjusted Tier 2 Target, (A) Buyer shall cause the Partnership to issue and deliver to Royal LP 10,000,000 Common Units and (B) Buyer shall issue to Royal LP 10,000,000 shares of Buyer Class C Common Stock (any issuance of Common Units and Buyer Class C Common Stock pursuant to Section 2.6(a)(i) or this Section 2.6(a)(ii) shall be an “Earn-Out Payment” and all Earn-Out Payments, collectively, the “Earn-Out Consideration”).

(b)    The Earn-Out Consideration shall be allocated to Royal LP.

(c)    The right to receive the Earn-Out Consideration shall be transferrable on a share-by-share basis by Royal LP to the same extent that the Common Units and shares of Buyer Class C Common Stock received by the Contributors pursuant to this Agreement are transferrable by them; provided that Royal LP and such transferee shall deliver notice to Buyer indicating the Common Units and shares of Buyer Class C Common Stock such transferee may be entitled to receive and an undertaking reasonably satisfactory to the Buyer to indemnify Buyer and its Affiliates in the event of any dispute among Royal LP or any such transferee or any of its Affiliates with respect to any such transfer or the Common Units and/or shares of Buyer Class C Common Stock to be delivered in accordance therewith.

(d)    Notwithstanding anything to the contrary herein, (i) Royal LP shall not be entitled to receive a particular Earn-Out Payment on more than one occasion, and (ii) in the event that, on a particular date, the 30-Day VWAP entitles Royal LP to an Earn-Out Payment pursuant to Sections 2.6(a)(i) and 2.6(a)(ii) (but only if neither of which has previously been paid), then Royal LP shall be entitled to receive both of such Earn-Out Payments. If the 30-Day VWAP does not exceed either or both of the Tier 1 Target or the Adjusted Tier 2 Target at any time during the period beginning on the Closing Date and ending on the last day of the Earn-Out Payment Period, then Buyer shall not be required to pay the corresponding Earn-Out Payment and shall cease to have any further obligation under this Section 2.6.

(e)    For purposes of this Agreement, “Liquidity Event Consideration” means the amount per share to be received by a holder of shares of Buyer Class A Common Stock in a Liquidity Event, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction. In the event that the Liquidity Event Consideration is greater than the Tier 1 Target or Adjusted Tier 2 Target with respect to any Earn-Out Payment not previously paid, then the corresponding Earn-Out Payment or Earn-Out Payments shall be made, and the applicable Common Units shall be deemed issued and outstanding, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration, subject to the terms of the Partnership Agreement. Following the consummation of any Liquidity Event, Buyer shall cease to have any further obligation under this Section 2.6. Any such Earn-Out Payment or Earn-Out Payments shall not be paid or payable in the event such Liquidity Event is not consummated and Buyer will continue to have the obligations set forth in this Section 2.6.

(f)     If, prior to the termination of Buyer’s obligation to make any Earn-Out Payment, any change in the outstanding shares of Buyer Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Earn-Out Payments, the Tier 1 Target and Adjusted Tier 2 Target shall be appropriately adjusted to reflect such change and to provide to Royal LP the same economic effect as contemplated by this Section 2.6 prior to such change.

2.7   Withholding. Buyer and the Partnership shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Contributor such amounts that Buyer or the Partnership, as applicable, is required to deduct and withhold under applicable Law with respect to the making of such payment; provided, however, that Buyer and Partnership shall notify the Contributors of any amounts expected to be deducted and withheld at least five (5) Business Days prior to the Closing Date and the basis for such deduction and withholding. Buyer or Partnership, as applicable, shall reasonably cooperate with the Contributors to reduce or eliminate any deductions and withholdings. To the extent that amounts are so withheld and paid over to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTORS

Subject to the disclosures made by the Contributors in the Schedules, Royal and each Contributor hereby represents and warrants to Buyer as follows:

3.1   Organization. Royal LP and each Contributor is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Royal GP is a limited liability company duly formed under the Laws of the State of Delaware.

3.2   Authority. Royal and each Contributor have all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by such Party at Closing, to perform their obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Royal and each Contributor of this Agreement and the Ancillary Agreements to be delivered by Royal and such Contributor at Closing, and the performance by Royal and such Contributor of their obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action. This Agreement has been, and the Ancillary Agreements to be delivered by Royal and each Contributor at Closing will at Closing be, duly and validly executed and delivered by Royal and such Contributor and constitutes (or, in the case of the Ancillary Agreements to be delivered by Royal and such Contributor at Closing will, at Closing, constitute) the legal, valid and binding obligation of Royal and such Contributor enforceable against Royal and such Contributor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3   No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 3.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates (other than, following the Closing, the Royal Entities) and assuming all Governmental Approvals required to be disclosed on Schedule 3.4 have been made or obtained, the execution and delivery by Royal or each Contributor of this Agreement do not and the Ancillary Agreements to be delivered by Royal or such Contributor at Closing, and the performance by Royal or such Contributor of its obligations under this Agreement and such Ancillary Agreements do not:

(a)    violate or result in a breach of the Organizational Documents of Royal or such Contributor; or

(b)    result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any material Lien (other than a Permitted Lien) pursuant to, any Material Contract to which Royal or any Contributor is a party or by which its Assets are bound, except as would not reasonably be expected to result in a Material Adverse Effect; or

(c)    violate or result in a breach of any Law applicable to Royal or such Contributor, except for such violations or breaches as would not reasonably be expected to result in a Material Adverse Effect.

3.4   Governmental Approvals. No Governmental Approval is required to be made or obtained by Royal or any Contributor in connection with Royal’s or any such Contributor’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by Royal or such Contributor at Closing or Royal’s or such Contributor’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates (other than, following the Closing, the Royal Entities), (b) as would not reasonably be expected to result in a Material Adverse Effect, (c) for such filings as may be required under the HSR Act, and (d) as disclosed on Schedule 3.4.

3.5   Title to Interests. The Contributors own, hold of record and are the beneficial owners of all of the Contributed Interests free and clear of all Liens and restrictions on transfer other than those arising pursuant to (a) this Agreement, (b) the Organizational Documents of the Royal Entities, (c) applicable securities Laws, or (d) as set forth on Schedule 3.5. Except as set forth in the Organizational Documents of the Royal Entities, the Contributors have no outstanding options or other rights to acquire from any other Contributor or any Royal Entity, and no obligation to sell or issue, any Interests of the Royal Entities or any securities convertible into or exchangeable for such Interests, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement.

3.6   Legal Proceedings. There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to Royal’s Knowledge, threatened in writing against any Contributor before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

3.7   Brokers. Other than the fees and expenses described in Schedule 1.1(a)-TE, neither Royal nor any Contributor nor any of their Affiliates (which, for purposes of this Section 3.7, shall not give effect to the last sentence of the definition of Affiliate) has any liability or obligation to pay any broker’s, finder’s or other similar fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Royal Entities could become liable or obligated as of or after the Closing.

3.8   Accredited Investor; Investment Intent. Each Contributor is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “1933 Act”). Each Contributor is acquiring the Equity Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, nor with any present intention of distributing or selling any of the Equity Consideration, except in any event in compliance with applicable federal and state securities Laws.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE ROYAL ENTITIES

Subject to the disclosures made by Royal and the Contributors in the Schedules, Royal and the Contributors hereby represent and warrant to Buyer as follows:

4.1   Organization. Each of the Royal Entities is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Texas or Delaware, as applicable, and has all requisite limited partner power and authority to conduct its business as it is now being conducted. Each Royal Entity is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction in which the nature of its business or the ownership of its Assets requires such Royal Entity to so qualify, except as would not reasonably be expected to be material to the Royal Entities, taken as a whole.

4.2   No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 4.2, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates (other than, following the Closing, the Royal Entities) and assuming all Governmental Approvals required to be disclosed on Schedule 4.4 have been made or obtained, the execution and delivery by Royal, the Contributors and the Royal Entities of this Agreement do not, and the performance by Royal, the Contributors and the Royal Entities of their respective obligations under this Agreement does not:

(a)    violate or result in a breach of any of the Organizational Documents of the Royal Entities;

(b)    result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any material Lien (other than a Permitted Lien) pursuant to, any Contract to which any Royal Entity is a party or by which its Assets are bound, except as would not reasonably be expected to be material to the Royal Entities; or

(c)    violate or result in a breach of any Law applicable to any Royal Entity except for such violations or breaches that would not reasonably be expected to result in a material liability to the Royal Entities.

4.3   No Defaults. No Royal Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of the Royal Entities.

4.4   Governmental Approvals. No Governmental Approval is required to be made or obtained by or for the Royal Entities in connection with Royal’s, the Contributors’ and the Royal Entities’ execution, delivery and performance of this Agreement or any Ancillary Agreement, as applicable, or Royal’s, the Contributors’ and the Royal Entities’ consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates (other than, following the Closing, the Royal Entities), (b) as would not reasonably be expected to result in a material liability to the Royal Entities, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 4.4.

4.5   Capitalization; Rights to Acquire Equity.

(a)    Schedule 4.5(a) sets forth all of the issued and outstanding Interests of each of the Royal Entities, and the record owner and beneficial owners thereof. The Contributed Interests have been validly issued, are fully paid (to the extent required under the Organizational Documents of the Royal Entities, as applicable) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act and similar statutes in Texas). Except for the Class B limited partnership interests of Marcellus held by such Persons as set forth on Schedule 4.5(a) outstanding as of the date of the Agreement (and excluding, for the avoidance of doubt, any Interests in a Royal Entity directly held by another Royal Entity as set forth on Schedule 4.5(a)), the Contributed Interests constitute all of the issued and outstanding Interests in the Royal Entities. Except as set forth on Schedule 4.5(a) or in the Organizational Documents of the Royal Entities in effect as of the date of the Agreement, a copy of each of which has been made available to Buyer, with respect to the issued and outstanding Interests of each of the Royal Entities set forth on Schedule 4.5(a), there are no outstanding (a) securities of any of the Royal Entities convertible into or exchangeable for Interests or voting securities of such Royal Entity, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Interests in any of the Royal Entities, (c) options or other rights of any of the Royal Entities to acquire from any Contributor, and no obligation of any of the Royal Entities to sell issue, any Interests or voting securities of such Royal Entity or any securities convertible into or exchangeable for such Interests or voting securities, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to any of the Royal Entities, or (e) obligations of any of the Royal Entities to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights.

4.6   Subsidiaries. The Royal Entities have no Subsidiaries, own no Interests in any Person and have no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

4.7   Insurance. There are no fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Royal Entities or maintained by Royal or the Contributors for the benefit of any Royal Entity.

4.8   Legal Proceedings. Except as disclosed on Schedule 4.8, (a) there are no Proceedings (filed by any Person other than Buyer or its Affiliates) pending or, to Royal’s Knowledge, threatened against any Royal or any Contributor or Royal Entity by or before any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions; (b) there are, and during the prior three years there have been no material Proceedings pending, or, to Royal’s Knowledge, threatened against any Royal Entity or Royal or any Contributor (to the extent related to the business and operations of the Royal Entities) by or before any Governmental Authority; and (c) no Royal Entity is subject to, and no Asset of any Royal Entity is bound or affected by, any outstanding orders, writs, judgments, injunctions, decrees, stipulations, determinations or awards entered by or with any Governmental Authority.

4.9   Compliance with Laws and Orders. Except as set forth on Schedule 4.9, the business, operations and Assets of the Royal Entities and, to the extent related to the business and operations of the Royal Entities, Royal and the Contributors, are and for the past three years have been in compliance in all material respects with all Laws and Orders applicable to them.

4.10   Financial Statements. Prior to the Execution Date, Buyer has been provided with copies of the following financial statements (the “Financial Statements”):

(a)    audited consolidated balance sheet of Royal LP and its Subsidiaries as of December 31, 2017 (the “Balance Sheet Date”) and December 31, 2016 and the related consolidated statements of operations, changes in partners’ capital (deficit) and cash flows for the twelve month periods then ended; and

(b)    unaudited consolidated balance sheet of Royal LP and its Subsidiaries as of March 31, 2018 and the related statements of operations, changes in partners’ capital (deficit) and cash flows for the three-month period then ended (the “Interim Financials”).

(c)    Except as set forth on Schedule 4.10(c), the Financial Statements (i) were prepared in accordance with GAAP and (ii) fairly and accurately present, in all material respects, the financial condition and results of operations of Royal Resources and its Subsidiaries as of the respective dates and for the periods covered thereby, except with respect to the Interim Financials for the absence of footnotes and certain immaterial year-end adjustments thereto.

(d)    A consolidated balance sheet of the Royal Entities (pro forma setting forth the Assets and liabilities that will be included in such Royal Entities as of the Closing Date) as of the Balance Sheet Date and as of March 31, 2018 and the related statements of operations, changes in partners’ capital (deficit) and cash flows for the twelve-month and three-month period then ended, respectively, will be provided following the date hereof by Royal and the Contributors to be included in the Proxy Statement (the “Adjusted Financial Statements”). The Adjusted Financial Statements will (i) be prepared in accordance with GAAP and (ii) fairly and accurately present, in all material respects, the financial condition and results of operations of the Royal Entities as of the respective dates and for the periods covered thereby, except for the absence of footnotes.

4.11   Absence of Certain Changes or Events.

(a)    Since January 1, 2018, there has not been any event, change, effect or development that, individually or in the aggregate, had or would reasonably be expected to have a Material Adverse Effect.

(b)    From January 1, 2018 through the date of this Agreement, each Royal Entity has conducted its business in the ordinary course of business consistent with past practices and, except as set forth on Schedule 4.11(b), has not taken any action that would require consent of Buyer under Section 6.4 if taken after the date hereof.

4.12   No Undisclosed Liabilities.

(a)    Except for (i) liabilities adequately provided for on the consolidated balance sheet of Royal LP dated March 31, 2018 (including the notes thereto), (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) liabilities for fees and expenses incurred in connection with a potential sale of the Royal Entities, including the Transaction, which fees and expenses shall be paid by the Royal Entities at Closing or (iv) liabilities disclosed on Schedule 4.12, the Royal Entities have no Liabilities that would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP which are not reflected or reserved against in the Financial Statements.

(b)    As of the Execution Date, the Royal Entities have no Indebtedness, except as set forth in the Financial Statements or on Schedule 4.12.

(c)    As of the Closing, after giving effect to the payments described in Section 2.4(e), the Royal Entities shall have no Indebtedness (other than, for the avoidance of doubt, any Indebtedness incurred by the Partnership in connection with the Debt Financing).

4.13   Taxes. Except as disclosed on Schedule 4.13:

(a)    All material Tax Returns required to be filed by the Royal Entities or by Royal or the Contributors with respect to the Royal Entities or with respect to any Assets of the Royal Entities have been duly and timely filed (taking into account extension of time for filing) with the appropriate Taxing Authority, and all such Tax Returns were true, correct and complete in all material respects. All material amounts of Taxes that are due and payable by the Royal Entities or by Royal or the Contributors with respect to the Royal Entities or with respect to the Assets of the Royal Entities have been timely paid in full (regardless of whether shown on any Tax Return).

(b)    All material withholding Tax requirements imposed on or with respect to the Royal Entities or with respect to the Assets of the Royal Entities have been satisfied in full.

(c)    There are no Liens (other than Permitted Liens) on any of the Royal Entities or any of the Assets of the Royal Entities that arose in connection with any failure (or alleged failure) to pay any material amount of Tax.

(d)    There is no Tax Proceeding now pending or threatened in writing against or with respect to the Royal Entities or any Assets of the Royal Entities in respect of any material amount of Taxes or material Tax Return, nor has any written adjustment with respect to a material Tax Return or written claim for material amounts of additional Tax been received by the Royal Entities or by Royal or the Contributors with respect to the Royal Entities or with respect to any Assets of the Royal Entities that is still pending.

(e)    There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material amount of Taxes by or with respect to the Royal Entities or with respect to any Assets of the Royal Entities.

(f)     There is no outstanding claim, assessment or deficiency against the Royal Entities or with respect to any Assets of the Royal Entities for any material amount of Taxes that has been asserted in writing by any Taxing Authority.

(g)    No written claim has been received by or with respect to the Royal Entities or with respect to any Assets of the Royal Entities from any Taxing Authority in a jurisdiction where any Royal Entity (or Contributor or Royal with respect to such Royal Entity or any Asset of such Royal Entity) does not currently file a Tax Return that it is or may be subject to any material amount of Taxes in such jurisdiction.

(h)    No Royal Entity (i) is a party to any material agreement relating to the apportionment, sharing, assignment or allocation of Taxes, or (ii) has been a member of an affiliated, consolidated, unitary or similar group for purposes of filing any Tax Return or has any liability for the Taxes of any Person (other than any Royal Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise (in the case of either clause (i) or (ii), other than any customary indemnification provisions contained in any agreement entered into in the ordinary course of business the principal subject matter of which is not Taxes).

(i)   No Royal Entity has participated, or is currently participating, in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)   Each Royal Entity presently is, and has been since the date of its formation, properly classified as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes.

4.14   Material Contracts.

(a)    Schedule 4.14(a) sets forth a true and complete list as of the Execution Date of the following Contracts to which any Royal Entity is a party or to which any Assets of a Royal Entity are bound (the Contracts whether or not listed on Schedule 4.14(a) or entered into after the Execution Date that meet the descriptions in this Section 4.14(a) being collectively, the “Material Contracts”):

(i)     each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)    any Contract that can reasonably be expected to result in aggregate revenues to or aggregate expenditures by the Royal Entities, in each case, in excess of $2,000,000;

(iii)   other than Contracts of the nature addressed by Section 4.14(a)(i), any pending Contract (A) for the future acquisition or sale of Asset or (B) that grants a right or option to purchase in the future any Assets, other than, in each case, any Contract with a purchase or similar price of less than $2,000,000;

(iv)  any Contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 5% of total annual estimated production of Hydrocarbons (calculated on a yearly average basis) for a term greater than 10 years;

(v)    any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations that could reasonably be expected to result in annual payments after the Execution Date by the Royal Entities in excess of $500,000;

(vi)   other than Contracts of the nature addressed by Section 4.14(a)(i) or 4.14(a)(ii), any Contract reserving or evidencing a material interest in Oil and Gas Property and any Oil and Gas Leases covering an Oil and Gas Property;

(vii)  joint operating agreements, area of mutual interest agreements and farmout and farmin agreements binding upon any Royal Entity;

(viii) any Contract of or binding upon any Royal Entity to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets of the Royal Entities after the Execution Date;

(ix)    any Contract that would obligate a Royal Entity to drill, or consent to the drilling of, additional wells or conduct material operations on any of the Oil and Gas Properties of any Royal Entity or any Unit after the Execution Date;

(x)    any Contract that constitutes a commitment relating to the Indebtedness or granting of any Lien other than current financial arrangements reflected in the Financial Statements;

(xi)    any material Contract primarily concerning the establishment by the Royal Entities of a partnership, joint venture or similar arrangement;

(xii)   any Contract (other than maintenance of uniform interests, preferential purchase agreements, area of mutual interests and similar preferential agreements entered into in the oil and gas industry) materially restricting or limiting any Royal Entity’s ability to compete or conduct a line of business, including any Contract that requires such Royal Entity to deal exclusively with a third party in connection with the sale or purchase of any product or service;

(xiii)  any outstanding agreement of guaranty by a Royal Entity in favor of any Person not affiliated with another Royal Entity in an amount in excess of $2,000,000;

(xiv)  any Contract where the primary purpose thereof is or was to indemnify another Person;

(xv)  any Contract between any Royal Entity, on the one hand, and Royal or any Contributor or any of their Affiliates (which, for purposes of this Section 4.14(a)(xv), shall not give effect to the last sentence of the definition of Affiliate) or Representatives of any Contributor, on the other hand;

(xvi) each Contract for any Derivative Transaction that is unsecured and that would require posting cash collateral, letters of credit or other liquid collateral; and

(xvii) Organizational Documents of the Royal Entities.

(b)    Buyer has been provided with true, correct and complete copies of all Material Contracts in existence as of the Execution Date.

(c)    Except as set forth on Schedule 4.14(c) (and except with respect to Material Contracts that expire in accordance with their terms), each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Royal Entity party thereto and, to Royal’s Knowledge, the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d)    Except as set forth on Schedule 4.14(c), no Royal Entity or, to Royal’s Knowledge, any other party to any Material Contract, is in material breach or default under any Material Contract, and the Royal Entities have not provided or received any notice of any intention to cancel, terminate, amend or modify any Material Contract, and to Royal’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit thereunder.

4.15   Royal Real Property.

(a)    There are not (i) any real property and interests in real property owned by the Royal Entities or (ii) any leases, subleases or licenses of real property in which any Royal Entity holds a leasehold or similar interest, in either case, other than the Easements described on Schedule 4.15(b) and other than Oil and Gas Properties.

(b)    Other than the Oil and Gas Properties, which are addressed in Section 4.16, Schedule 4.15(b) contains a true and correct list of each material right-of-way, easement, servitude, and similar non-possessory interests in which any Royal Entity owns or has an interest as of the Execution Date (collectively, the “Easements”). The Royal Entities own good and defensible title to each Easement. The Royal Entities own all material Easements as are necessary for the ownership and operation of the Royal Entities’ Assets as currently owned and operated. Each of the Easements is in full force and effect in all material respects, and is the legal, valid and binding obligation of the Royal Entities and, to Royal’s Knowledge, is the legal, valid and binding obligation of each of the counterparties thereto subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles. Except as set forth on Schedule 4.15(b), there exists no material default by any Royal Entity, or to Royal’s Knowledge, any other party under any Easement (and, to Royal’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default or, to Royal’s Knowledge, would otherwise permit the revocation, limitation, termination or material and adverse modification of, or acceleration of payments due under, the Easements) by any Royal Entity or, to Royal’s Knowledge, any other party under any Easement. Except for matters that are being contested in good faith and for which reserves have been established in the Financial Statements, each Royal Entity has fulfilled and performed all of its prior and current obligations with respect to the Easements, including the timely and full payment of all amounts currently due and owing to the counterparties of the Easements.

4.16   Oil and Gas Matters.

(a)    The Oil and Gas Properties of the Royal Entities constitute all of the fee mineral interests and Royalties directly or indirectly owned by Royal. Other than fee mineral interests and Royalties, the Royal Entities do not own any other type of Oil and Gas Property.

(b)    Except as would not reasonably be expected to result in a Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report audited by Ryder Scott Company, L.P. (the “Independent Petroleum Engineers”) relating to the Royal Entities’ interests referred to therein as of December 31, 2017 (the “Reserve Report”) or (ii) reflected in the Reserve Report as having been sold or otherwise disposed of, the Royal Entities have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Report and in each case as attributable to interests owned by the Royal Entities, free and clear of any Liens (other than Permitted Liens). For purposes of the foregoing sentence, “good and defensible title” means that a Royal Entity’s holds title to each of the Oil and Gas Properties reflected in the Reserve Report, in each case free and clear of all Liens (other than Permitted Liens).

(c)    Except as has not had and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the factual, non-interpretive data supplied by the Royal Entities to the Independent Petroleum Engineers relating to the Royal Entities’ interests referred to in the Reserve Report, by or on behalf of the Royal Entities that was material to such firm’s audit of proved oil and gas reserves attributable to the Oil and Gas Properties of the Royal Entities included in the Reserve Report was, as of the time provided, to Royal’s Knowledge, accurate in all material respects. To Royal’s Knowledge, there are no material errors in the assumptions and estimates provided by the Royal Entities in connection with the preparation of the Reserve Report. Except as has not had and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the oil and gas reserve estimates of the Royal Entities set forth in the Reserve Report fairly reflect, in all respects, the oil and gas reserves of the Royal Entities at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved.

(d)    There are no Oil and Gas Properties operated by any Royal Entity or any Affiliate of any Royal Entity.

(e)    Except as set forth on Schedule 4.16, no Royal Entity is obligated under any Contract containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other Contract with respect to any of the Assets of any Royal Entity to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.

(f)     No operations are being conducted or have been conducted with respect to the Assets of any Royal Entity to which a Royal Entity has elected to be a non-consenting party under the applicable operating agreement or other agreement and with respect to which all of such Royal Entity’s rights have not yet reverted.

(g)    As of the Execution Date and to Royal’s Knowledge, there are no Royalties, revenues, or other benefits attributable to production from or the ownership of the Assets owned by the Royal Entities that are payable to any Royal Entity and are being held in suspense by any operator of or purchaser of Hydrocarbon production other than any such Royalties or revenues held in suspense by operators pending execution of division orders associated with newly drilled wells.

(h)    To Royal’s Knowledge, all Units have been validly formed with the applicable Governmental Authority, in compliance with all applicable Laws and Contracts.

(i)   Except as set forth on Schedule 4.16, as of the Execution Date and to Royal’s Knowledge, no Royal Entity has received any Royalties, revenues, or other benefits attributable to production from or the ownership of the Royal Entities’ Assets in excess of the Royalties, revenues, or other benefits such Royal Entity is properly entitled or that such Royal Entity would otherwise be required to remit to any operator, purchaser of production or other Royalty owner.

(j)   All expenses payable by the Royal Entities under the terms of any Contract have been properly and timely paid in all material respects except, in each case, for such burdens and expenses as are being currently paid prior to delinquency in the ordinary course of business and except for matters that are being contested in good faith and for which reserves have been established in the Financial Statements.

(k)    No Royal Entity is obligated to fund any oil and gas exploration or development activity with respect to any Oil and Gas Property owned by the Royal Entities.

(l)   Except as set forth on Schedule 4.16, to Royal’s Knowledge, documentation evidencing the ownership of each Oil and Gas Property owned by the Royal Entities has been properly filed in the real property records of the jurisdiction in which the underlying interests with respect to, or encumbered by, such Oil and Gas Property are located.

4.17   Permits. The Royal Entities possess all material Permits that are required for the ownership and operation of the Royal Entities’ business in the manner in which it is currently owned and operated except as would not reasonably be expected to result in a material liability to the Royal Entities. All such Permits are in full force and effect, there are no Proceedings pending or, to Royal’s Knowledge, threatened that seek the suspension, revocation or material adverse modification of any such Permit. Each Royal Entity is in compliance in all material respects with each such Permit.

4.18   Environmental Matters.

(a)    Except as disclosed on Schedule 4.18(a):

(i)   each Royal Entity is and for the past three years has been in compliance in all material respects with all applicable Environmental Laws;

(ii)   no Proceeding with respect to any material Environmental Claim is pending against any Royal Entity before or by any Governmental Authority under any applicable Environmental Laws;

(iii)  there has been no Release of any Hazardous Material by any Royal Entity, to Royal’s Knowledge, at, on, under or from any real property currently or formerly owned, leased or used by any Royal Entity in a manner that has given or could reasonably be expected to give rise to material remedial obligations under applicable Environmental Laws.

(b)    The Contributors have made available all material environmental reports, reports relating to any environmental investigation or cleanup or other environmental documentation in the possession or control of Royal or any Contributors or Royal Entities relating to the real property currently or formerly owned, leased or used by any Royal Entity.

4.19   Employees; Benefits. None of the Royal Entities has, or since January 1, 2014 has had, any employees. The Royal Entities (i) do not currently maintain or contribute to, and since January 1, 2014 have not maintained or contributed to, any Benefit Plan, (ii) are not, and since January 1, 2014 have not been, a participating employer in any Benefit Plan and (iii) do not have any liability, contingent or otherwise, with respect to any Benefit Plan. No Liability under Section 302 or Title IV of ERISA has, during the immediately preceding six years, been incurred by any of the Royal Entities or any of their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to any Royal Entity or any such ERISA Affiliate of incurring any such Liability. The extent of any potential risk cannot be determined with respect to whether a direct or indirect investor of the Royal Entities or any of their ERISA Affiliates has or could be determined to have any liability under Section 302 or Title IV of ERISA or has an investment interest in any other entity that has or could be determined to have liability under Section 302 or Title IV of ERISA and whether any such liability could become a liability of the Royal Entities or any of their ERISA Affiliates.

4.20   Related Party Transactions. Except as set forth on Schedule 4.20, no Royal Entity is a party to any transaction or arrangement under which any (i) present or former executive officer or director of any of the Royal Entities, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Interests of any of the Royal Entities or (iii) Affiliate (which, for purposes of this Section 4.20, shall not give effect to the last sentence of the definition of Affiliate), “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon any Royal Entity or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by any Royal Entity pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act if the Royal Entities were subject to such Item 404 of Regulation S-K (each of the foregoing, a “Related Party Transaction”).

4.21   Brokers. Other than the fees and expenses described in Schedule 1.1(b)-TE, the Royal Entities have no liability or obligation to pay any broker’s, finder’s or other similar fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Royal Entities could become liable or obligated as of or after the Closing.

4.22   Information Supplied. The information supplied or to be supplied by the Royal Entities for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no warranty or representation is made by the Royal Entities with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion therein.

4.23   Preferential Rights; Promotes. There are no rights of first refusal, preferential purchase rights, purchase options or similar rights with respect to the Contributed Interests or the Assets of the Royal Entities that are triggered by the execution and delivery by Royal or the Contributors of this Agreement or any other transaction document to which they are a party or the consummation by Royal and the Contributors of the transactions contemplated hereby or thereby. There are no promotes, bonuses, change of control payments, incentive payments, special or preferential distributions or other similar payments or obligations, including to Riverbend Asset Management III, L.L.C. or any of its Affiliates, or any other Person (other than another Royal Entity) that owns Interests of any of the Royal Entities, that are triggered by the execution and delivery by Royal or the Contributors of this Agreement or any other transaction document to which they are a party or the consummation of the Transactions for which Buyer, the General Partner, the Partnership or the Royal Entities could become liable or obligated as of or after the Closing.

4.24   Credit Support Agreements. Schedule 4.24 contains a true and correct list of all bonds, guaranties, letters of credit, cash collateral and other similar credit support instruments maintained by the Royal Entities with any Governmental Authority or other third party with respect to the Royal Entities’ Assets.

4.25   Sufficiency of Assets.

(a)    The Royal Entities have good and valid title to, or a valid leasehold interest in, the assets, properties and rights used or held for use in connection with the operations and business of the Royal Entities or shown on the Adjusted Financial Statements or acquired thereafter, free and clear of all Liens, other than Permitted Liens.

(b)    Except as set forth in Schedule 4.25, the assets (whether tangible or intangible), properties and rights owned or validly leased by the Royal Entities, and the rights of the Royal Entities, as of the date hereof and as of immediately following the Closing, constitute all of the assets, properties and rights used in the operations and business of the Royal Entities, and such assets, properties and rights are in all material respects sufficient for the Royal Entities to operate its business, in materially the same manner as it has been conducted during the period covered by the Financial Statements and as currently conducted by the Royal and the Contributors.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Contributors that:

5.1   Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The General Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

5.2   Authorization. Subject to the requisite approval of the Stockholder Proposals as to Buyer, Buyer, the General Partner and the Partnership have all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Buyer and the Partnership of this Agreement and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, and, subject to the requisite approval of the Stockholder Proposals as to Buyer, the performance by Buyer, the General Partner and the Partnership of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or limited partnership action, as applicable. This Agreement has been, and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership at Closing will at Closing be, duly and validly executed and delivered by Buyer, the General Partner or the Partnership, as applicable, and constitutes (or, in the case of Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing will, at Closing, constitute) the legal, valid and binding obligation of Buyer, the General Partner and the Partnership enforceable against Buyer, the General Partner and the Partnership in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3   No Conflicts. Except (i) for such filings as may be required under the HSR Act and (ii) as may result from any facts or circumstances relating solely to Contributor or any of its equityholders and assuming all Governmental Approvals disclosed on Schedule 5.3 have been made or obtained, the execution and delivery by Buyer or the Partnership of this Agreement or the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, do not, and the performance by Buyer, the General Partner or the Partnership, as the case may be, of its obligations under this Agreement or the Ancillary Agreements does not:

(a)    violate or result in a breach of Buyer’s, the General Partner’s or the Partnership’s Organizational Documents;

(b)    result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets of Buyer or the Partnership pursuant to, any Contract to which Buyer or the Partnership, as the case may be, is a party or by which such Assets are bound, except as would not reasonably be expected to as would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(c)    violate or result in a breach of any Law applicable to Buyer or the Partnership, except as would not reasonably be expected to result in a Buyer Material Adverse Effect.

5.4   Governmental Approvals. No Governmental Approval is required to be made or obtained by Buyer, the General Partner, the Partnership or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to the Contributors or any of their respective Affiliates (other than, following the Closing, the Royal Entities), (b) as would not reasonably be expected to result in a Buyer Material Adverse Effect, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign and (e) as disclosed on Schedule 5.4.

5.5   Capital Structure. As of the Execution Date, the authorized capital stock of Buyer consists of (a) 1,000,000 shares of preferred stock, par value $0.0001 per share and (b) 145,000,000 shares of common stock, par value $0.0001 per share, including (i) 125,000,000 shares of Class A Common Stock and (ii) 20,000,000 shares of Class B Common Stock. At the close of business on June 2, 2018: (i) 27,500,000 shares of Buyer Class A Common Stock were issued and outstanding and (ii) 6,875,000 shares of Buyer Class B Common Stock were issued and outstanding, and (iii) 7,500,000 warrants, each entitling the holder thereof to purchase one share of Buyer Class A Common Stock at an exercise price of $11.50 per share of Buyer Class A Common Stock (the “Buyer Warrants”) were issued and outstanding. All outstanding shares of Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Warrants are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the Buyer Class B Common Stock, the Buyer Warrants, the Buyer Stockholder Redemption Right and any shares of Buyer Class A Common Stock that may be issued in connection with the Buyer Equity Financing, there are no outstanding (a) securities of Buyer convertible into or exchangeable for shares of capital stock or other equity interest or voting securities of Buyer, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Buyer to acquire from any Person, and no obligation of Buyer to issue, any shares of capital stock or other equity interest or voting securities of Buyer or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than the rights of the Contributors to acquire shares of Buyer Class C Common Stock pursuant to this Agreement, (c) equity equivalents or other similar rights of or with respect to Buyer, or (d) obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights. Buyer has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than its direct and indirect equity interests in the General Partner and the Partnership or as may be acquired pursuant to this Agreement. The Buyer Class C Common Stock to be issued to the Contributors hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound.

5.6   Capitalization of the General Partner and the Partnership. As of the Execution Date, Buyer owns all of the outstanding limited liability company interests in the General Partner and all of the outstanding limited partner interests in the Partnership, and the General Partner owns a non-economic general partner interest in the Partnership. The limited partner and general partner interests of the Partnership are duly authorized and validly issued. There are no outstanding (a) securities of the General Partner or the Partnership convertible into or exchangeable for other Interests in the Partnership, as applicable (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the General Partner or the Partnership, as applicable (c) obligations of the Partnership to issue any Interests in the General Partner or the Partnership or any securities convertible into or exchangeable for such Interest, other than the rights of the Contributors to acquire Common Units pursuant to this Agreement, and (d) obligations of the General Partner or the Partnership to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. The Common Units to be issued to the Contributors hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid (to the extent required under the A&R LP Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which the Partnership is a party or by which it is bound.

5.7   No Undisclosed Liabilities. There are no Liabilities of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Buyer dated as of March 31, 2018 (including the notes thereto) contained in Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018; (b) Liabilities incurred in the ordinary course of business subsequent to March 31, 2018; (c) Liabilities for fees and expenses incurred in connection with the Transactions; and (d) Liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP.

5.8   Buyer SEC Documents; Controls.

(a)    Buyer has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Buyer, as of the date hereof, (A) none of the Buyer SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Buyer SEC Document. No notice of any SEC review or investigation of Buyer or the Buyer SEC Documents has been received by Buyer.

(b)    The financial statements of Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries, for the periods presented therein.

(c)    Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions.

5.9       Legal Proceedings. There is no Proceeding (filed by any Person other than the Contributors or any of their respective Affiliates) pending or, to Buyer’s knowledge, threatened, against Buyer or the Partnership before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions.

5.10    Compliance with Laws and Orders. Each of Buyer and the Partnership is and since its respective date of formation has been in compliance in all material respects with all Laws and Orders applicable to it except where such non-compliance would not reasonably be expected to result in a Buyer Material Adverse Effect.

5.11   Brokers. Neither Buyer nor the Partnership has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Royal or the Contributors could become liable or obligated.

5.12   Trust Account. As of the Execution Date, Buyer has (and will have immediately prior to the Closing, not taking into account any amounts to be paid to holders of Buyer Class A Common Stock that timely exercise and do not waive their Buyer Stockholder Redemption Right in respect of any of the Transactions) at least $276,727,570 plus accrued interest through June 3, 2018 (the “Trust Amount”) in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Buyer Class A Common Stock who shall have exercised their Buyer Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption Right. There are no Proceedings pending or, to the knowledge of Buyer, threatened with respect to the Trust Account.

5.13   Information Supplied; Proxy Statement. The information supplied or to be supplied by Buyer for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer?s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by the Contributor or the Royal Entities for inclusion therein), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

5.14   Absence of Certain Changes or Events. Since March 31, 2018, (i) there has not been any Buyer Material Adverse Effect and (ii) neither Buyer nor the Partnership has conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act, the Buyer Equity Financing, the search for, and preparation for the execution of, a Business Combination (including the Transactions), and other activities incidental thereto.

5.15   Listing. The issued and outstanding shares of Buyer Class A Common Stock and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC with respect to any intention by such entity to deregister any Buyer Public Securities or prohibit or terminate the listing of any Buyer Public Securities on NASDAQ. Buyer has taken no action that is designed to terminate the registration of Buyer Public Securities under the Exchange Act. Buyer has not received any written or, to Buyer’s knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Buyer Public Securities.

5.16   Investment Company. Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.17   Accredited Investor; Investment Intent. Each of the Buyer and the Partnership is an accredited investor as defined in Regulation D under the 1933 Act. The Partnership is acquiring the Contributed Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Contributed Interests except in compliance with applicable federal and state securities Laws.

5.18   Opportunity for Independent Investigation. In entering into this Agreement, Buyer has relied solely upon Royal’s, the Contributors’ and the Royal Entities’ express representations and warranties set forth in Article III and Article IV and in the Closing Certificates delivered by each Contributor and the Royal Entities, Buyer’s own expertise, and Buyer’s professional counsel as to the Transactions, the Contributed Interests, and the Assets and business and business of the Royal Entities, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, any Contributor or any Representatives of any Contributor. Buyer acknowledges and affirms that it has completed such independent investigation, verification, analysis, and evaluation of the Contributed Interests and Assets of the Royal Entities and has made all such reviews and inspections of the Contributed Interests and Assets of the Royal Entities as it has deemed necessary or appropriate to enter into this Agreement the Ancillary Agreements; provided, that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article III or Article IV or in any Closing Certificate delivered by Royal, the Contributors and the Royal Entities.

5.19   Lockups. To the knowledge of Buyer, neither the Persons listed on Schedule 5.19 nor any of their Affiliates own any Interests in Buyer as of the Execution Date.

Article VI
COVENANTS

6.1   Regulatory and Other Approvals.

(a)   Each Party shall, and shall use reasonable best efforts to cause its respective Representatives to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as soon as practicable after the date hereof, including (i) filing any notification and report forms required for the consummation of the Transactions under the HSR Act within ten (10) Business Days after the Execution Date; and (ii) using reasonable best efforts to cause any applicable waiting period under the HSR Act with respect to the Transactions to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act. Buyer shall not agree to extend any waiting period under the HSR Act without the prior written consent of the Contributors, which shall not be unreasonably withheld, conditioned or delayed. Royal and the Contributors, on the one hand, and Buyer, on the other hand, shall each pay half of any HSR Act filing fee as provided by statute. Otherwise, each Party shall each pay its own costs and expenses in connection with the performance of this Section 6.1.

(b)   Each Party shall, and shall cause its respective Subsidiaries to, (i) promptly inform the other Parties of, and supply to the other Parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Parties to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Authority and to promptly provide the other Parties with copies of any communication to any Governmental Authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Subsidiaries under the HSR Act and any other applicable Law for additional information, documents or other materials; (iv) give the other Parties reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any applicable Law.

(c)   Each Party shall take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of such Party or its Affiliates (including the Royal Entities), or otherwise taking or committing to take actions that limit such Party’s or its Affiliates’ (including the Royal Entities) freedom of action with respect to, or their ability to retain, any of the businesses, product lines or Assets of such Party or its Affiliates (including the Royal Entities), as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any Proceeding, which would otherwise have the effect of preventing or materially delaying the Closing; provided that nothing in this Agreement shall obligate or require Buyer or its Subsidiaries to, and Royal and the Contributors shall not, without the prior written consent of Buyer, make any undertaking, take any action, or agree or commit to take any action, or agree to any condition or limitation, in connection with the foregoing that would reasonably be expected to have a material adverse effect on the business, properties, Assets, condition (financial or otherwise) or results of operations of (i) Buyer or its Subsidiaries or (ii) the Royal Entities (in each case of (i) and (ii), measured on a scale relative to the Royal Entities, taken as a whole).

6.2   Access.

(a)   From the Execution Date until Closing (the “Interim Period”), the Contributors and the Royal Entities shall use commercially reasonable efforts to provide Buyer and its Representatives access to all books and records, Contracts, documents, officers, employees, agents, legal advisors, accountants and properties of the Royal Entities, the Contributors or Royal and the Royal Entities shall furnish reasonably promptly to Buyer and its Representatives such information concerning the Assets, business, books and records, Contracts, properties and personnel of the Royal Entities, the Contributors or Royal as may be reasonably requested, from time to time, by or on behalf of Buyer. Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of the Royal Entities. The Contributors shall have the right to have a Representative present for any communication with officers of the Royal Entities, and Buyer shall and shall instruct its Representatives to observe and comply with all applicable health, safety and security requirements of the Contributors and the Royal Entities if Buyer exercises its rights to access any Assets or properties of the Royal Entities under this Section 6.2. Buyer shall hold in confidence all information disclosed to Buyer or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 6.2, Buyer shall have no right of access to, and none of the Contributors nor any of their respective Affiliates shall have any obligation to provide any information (1) relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids or (2) the disclosure of which would reasonably be expected to (x) jeopardize any attorney-client privilege available to any Contributor or any of its respective Affiliates, (y) cause any Contributor or any of its respective Affiliates to breach a Contract in any material respects, or (z) result in a violation of Law; provided that, in the event that the restrictions in this sentence apply, the Contributors shall provide Buyer with a reasonably detailed description of the information not provided, and shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate such information without violating such Law or Contract or jeopardizing such privilege.

(b)   During the Interim Period, Buyer shall use commercially reasonable efforts to provide the Royal Entities and their Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets, books and records, Contracts, documents, officers, employees, agents, legal advisors, accountants and properties of Buyer, and Buyer shall furnish reasonably promptly to the Royal Entities and their Representatives such information concerning Buyer’s, business, books and records, Contracts, properties and personnel as may be reasonably requested, from time to time. The Royal Entities and their Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of Buyer. The Royal Entities and their Affiliates and Representatives shall hold in confidence all information received by any of them hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement, and such information shall be Confidential Information for purposes of Section 6.7(b). Notwithstanding anything to the contrary in this Section 6.2, the Royal Entities shall have no right of access to, and the Buyer and its Affiliates shall have any obligation to provide any information (1) relating to any potential or proposed Business Combination (other than the Transactions) and information and analysis (including financial analysis) relating thereto or (2) the disclosure of which would reasonably be expected to (x) jeopardize any attorney-client privilege available to Buyer or any of its Affiliates, (y) cause Buyer or any of its Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in this sentence apply, Buyer shall provide the Royal Entities with a reasonably detailed description of the information not provided, and Buyer shall cooperate in good faith to design and implement alternative disclosure arrangements to enable the Royal Entities to evaluate such information without violating such Law or Contract or jeopardizing such privilege.

(c)   After the Closing Date, the Parties shall grant to each other (or their respective Representatives), and Buyer shall cause the Royal Entities to grant to the Contributors (or their respective Representatives), reasonable access, upon reasonable prior notice and during normal business hours, for purposes of furthering the Transactions or other legitimate business purposes related to the operation of the Royal Entities after the Closing Date, to all of the Records the possession of any Party or any Royal Entity. The Parties shall maintain, and Buyer shall cause the Royal Entities to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as the other Party shall advise is necessary in order to have Records available with respect to Tax matters), or if any of the Records pertain to any claim or dispute pending on the seventh anniversary of the Closing Date, each Party shall maintain any of the Records designated by the other Party or its respective Representatives until such claim or dispute is finally resolved and the time for all appeals has been exhausted.

(d)   The Contributors and the Contributors’ respective Affiliates may retain a copy of all data room materials and all books and records prepared in connection with the Transactions, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of the Contributors; provided that all such material shall be Confidential Information for purposes of Section 6.7(b).

6.3   Conduct of Business. Except as specifically provided in this Agreement (including Schedule 6.3) or as required by applicable Law or in response to an Emergency, during the Interim Period, the Contributors shall, and shall cause each Royal Entity to, conduct the business and operations of the Royal Entities in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact the present business and operations of the Royal Entities, including its Contracts, Assets and relations with any Person with whom any of the Royal Entities conduct business.

6.4   Certain Restrictions.

(a)  During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, or as otherwise described on Schedule 6.4(a) or as required by applicable Law, or consented to or approved in writing by Buyer, no Contributor shall:

(i)   create any Lien (other than any Permitted Lien or Lien that will be released and terminated at or prior to Closing) against any of the Contributed Interests or any Assets of the Royal Entities;

(ii)   sell, transfer, convey or otherwise dispose of any of the Contributed Interests; or

(iii)   agree or commit or permit any Affiliate to do any of the foregoing.

(b)  Without limiting the generality of the foregoing, during the Interim Period, except as expressly permitted or required by the other terms of this Agreement, or as otherwise described in Schedule 6.4(b) or as required by applicable Law, or consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, the Royal Entities shall not, and the Contributors shall cause the Royal Entities not to:

(i)   amend or propose to amend the Organizational Documents of any Royal Entity;

(ii)   (A) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any Interests in any Royal Entity, or (B) amend any of the terms of any securities of any Royal Entity outstanding as of the Execution Date;

(iii)  (A) split, combine, or reclassify any Interests in any Royal Entity, (B) except as provided in Section 6.8, declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in any Royal Entity except, with respect to any Royal Entity, tax distributions as may be required by its applicable Organizational Documents or as may be necessary to satisfy any requirement contained in the Organizational Documents of its regarded owner, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests of any Royal Entity or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Royal Entity;

(iv)  (A) create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person (other than the Royal Entities) that remains outstanding as of the Closing; provided, however, that the foregoing shall not restrict the incurrence of Indebtedness (1) under existing credit facilities, (2) for extensions, renewals or refinancings of existing Indebtedness (including related premiums and expenses), (3) additional immaterial borrowings or (4) by a Royal Entity that is owed to any wholly-owned Subsidiary of such Royal Entity or by any wholly-owned Subsidiary of a Royal Entity that is owed to a Royal Entity or a wholly-owned Subsidiary of such Royal Entity; provided, further that any Indebtedness incurred under sub-clauses (1), (2) or (3) shall be repaid by the Contributors at or prior to Closing, or (B) create any Lien (other than Permitted Liens or any Lien that will be released and terminated at or prior to Closing);

(v)   sell, or otherwise dispose of any Assets;

(vi)   (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, or the Assets of any other Person, other than acquisitions in the ordinary course of the Royal Entities’ business consistent with past practice that do not require the payment of any money by any of the Royal Entities as of or after the Closing, (B) form any joint venture or similar arrangement or (C) make any loans, advances or capital contributions to, or investments in, any Person;

(vii)   change in any material respect any of the financial accounting principles, practices or methods used by any Royal Entity, except for any change required by reason of a concurrent change in GAAP, Law or statutory accounting requirements;

(viii)   (A) make, change or revoke any material Tax election; (B) settle or compromise any material Tax Proceeding; (C) adopt or change any material method of Tax accounting or annual Tax accounting period; (D) file any material amended Tax Return; (E) apply for any material Tax ruling, or (F) enter into any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law);

(ix)   enter into, amend in any material respect, terminate or waive any material right under any Material Contract;

(x)   (A) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Benefit Plan, or (B) hire or engage any employee or individual independent contractor;

(xi)   take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions;

(xii)   enter into, amend in any material respect or waive any material right under the terms of any Related Party Transaction;

(xiii)   take any action to delay payment of accounts payable or accelerate payment of any accounts receivable or otherwise materially alter or amend practices with respect to the working capital; or

(xiv)   agree or commit to do any of the foregoing.

(c)   During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as required by any applicable Law or consented to or approved in writing by the Contributors, Buyer shall not, and Buyer shall cause its Subsidiaries not to:

(i)   amend or propose to amend (A) the Organizational Documents of Buyer or any of its Subsidiaries or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii)   (A) offer, issue, sell, grant or deliver any Interest of Buyer or any of its Subsidiaries, (B) amend in any material respect any of the terms of any Interests of Buyer or any of its Subsidiaries outstanding as of the Execution Date, or (C) authorize or propose to offer, issue, sell, grant or deliver, any Interest in Buyer or any of its Subsidiaries;

(iii)  (A) split, combine, or reclassify any Interests in Buyer, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Buyer, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests in Buyer or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or any of its Subsidiaries;

(iv)  create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person except for any Debt Financing in an aggregate amount not to exceed $75,000,000 (or such greater amount as consented to or approved in writing by the Contributors in their sole discretion);

(v)  (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances or capital contributions to, or investments in, any Person;

(vi)  change in any material respect any of the financial accounting principles, practices or methods used by Buyer, except for any change required by reason of a concurrent change in GAAP, Law or statutory accounting requirements;

(vii)  make or allow to be made any reduction in the Trust Amount, other than as permitted by Buyer’s Organizational Documents;

(viii)  enter into, amend, or modify any transaction or Contract with Sponsor or any of its Affiliates;

(ix)   take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions; or

(x)   authorize, agree or commit to do any of the foregoing.

6.5   D&O Indemnity. Buyer shall not, and shall cause the Royal Entities from and after Closing not to, amend, waive or otherwise modify the Organizational Documents of any Royal Entity to the extent such amendment, waiver or other modification does or would reasonably be expected to reduce, limit, terminate or otherwise modify (in any manner adverse to any of the Contributors’ Appointees, any Contributor or any of its respective Affiliates to the extent relating to the period prior to Closing) any obligation of Buyer or any of its Subsidiaries to indemnify pursuant to the Organizational Documents of the Royal Entities the Contributors’ Appointees, the Contributors or their respective Affiliates to the extent relating to periods prior to Closing. Buyer shall cause the Royal Entities to, effective as of the Closing Date, obtain and fully pay the premium for “tail” insurance policies that cover the existing directors and officers of the Royal Entities for a claims-reporting or discovery period of at least six years from and after the Closing Date with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any of the Contributors’ Appointees by reason of his or her service as an officer or director of any Royal Entity at or prior to the Closing Date (including in connection with this Agreement or the Transactions); provided, however, that Buyer shall not be required to cause the Royal Entities to spend more than 300% of the annual premiums currently paid by Buyer for Buyer’s existing directors’ and officers’ liability insurance policy (the “D&O Cap Amount”); provided further that if the cost of such insurance exceeds the D&O Cap Amount then the Royal Entities shall purchase as much coverage as is obtainable for the D&O Cap Amount which shall satisfy the obligations of Buyer and the Royal Entities under this Section 6.5. From and after the Closing, in the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.5. Buyer shall not sell, transfer, distribute or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Buyer unable to satisfy their obligations under this Section 6.5.

6.6   Tax Matters.

(a)   Royal shall prepare or cause to be prepared all Tax Returns required to be filed by the Royal Entities or with respect to the Assets of the Royal Entities that are due on or prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Not later than five (5) days prior to the due date (including extensions) for filing any such Tax Return, Royal shall deliver a copy of such Tax Return, together with all supporting documentation, to Buyer for its reasonable comment. Royal shall cause such Tax Returns (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Buyer. No amended Tax Return with respect to any Pre-Closing Tax Period shall be filed by any of the Royal Entities or with respect to any Assets of the Royal Entities without the consent of Buyer, which consent shall not unreasonably be withheld, conditioned or delayed.

(b)  The Partnership shall be responsible for the payment of any Transfer Taxes. Each Contributor, Buyer and the Partnership shall timely file its own Tax Returns relating to such Transfer Taxes as required by Law and shall notify the other Parties when such filings have been made. Each Contributor, Buyer and the Partnership shall cooperate and consult with the other Parties prior to filing such Tax Returns (i) in order to minimize such Transfer Taxes, and (ii) to ensure that all such Tax Returns are duly and timely filed.

(c)  The Parties shall furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Royal Entities or the Assets of the Royal Entities as is reasonably requested by any Party for the filing of any Tax Returns or for the preparation, prosecution or defense of any Tax Proceeding. The Party requesting assistance hereunder shall reimburse any applicable other Party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained under this Section 6.6(c) shall be held confidential by the receiving Party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax Proceeding or (ii) with the consent of each applicable Party.

(d)  The Parties agree that, to the extent made in exchange for Common Units, the Buyer Contribution and the Contributors’ Contributions shall be treated, for U.S. federal Income Tax purposes, as contributions to the Partnership pursuant to Section 721 of the Code. To the maximum extent permitted pursuant to Treasury Regulation Section 1.707-4(d), any transfer of money or other consideration by the Partnership to the Contributors shall not be treated as part of a sale of property by the Contributors to the Partnership under Treasury Regulation Section 1.707-3(a) and shall be treated as a reimbursement of preformation capital expenditures. The sum of (i) cash and other consideration not treated as reimbursement of preformation capital expenditures and (ii) the amount of assumed liabilities treated as a transfer of consideration under Treasury Regulation Section 1.707-5 will be treated as proceeds from the sale of property by the Contributors to the Partnership described in Section 707 of the Code.

(e)  On or before the Closing Date, the rights and obligations of the Royal Entities pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Royal Entities, on the one hand, and any Affiliate of Royal (other than the Royal Entities), on the other hand, are parties, shall terminate, and neither any of the Royal Entities, on the one hand, nor any Affiliate of Royal (other than the Royal Entities), on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

(f)  Not later than ninety (90) days after the Closing, Buyer shall prepare a statement reflecting a valuation of all of the Assets of the Royal Entities in accordance with the principles of Sections 1060 and 755 of the Code, as applicable. The Parties shall then cooperate in good faith to prepare a final allocation (the “Tax Allocation Statement”). The Parties agree that, to the extent required by Law, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code and any statements required by Treasury Regulations Section 1.743-1(k).

(g)  None of the Parties shall (and each shall cause its Affiliates not to) take any position (whether on any Tax Return, Tax Proceeding or otherwise) that is inconsistent with the Intended Tax Treatment or the Tax Allocation Statement, except to the extent otherwise required to do so by applicable Law or pursuant to any good faith resolution or settlement of a Tax Proceeding.

(h)  The Parties shall retain, or cause to be retained, all books and records pertinent to the Royal Entities and the Assets of the Royal Entities until the period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired and such additional period as necessary to complete any Tax Proceeding (or proposed Tax Proceeding), and to abide by all record retention agreements entered into with any Taxing Authority.

(i)  The Partnership shall have in effect an election under Section 754 of the Code and any similar election under corresponding provisions of applicable state and local tax Laws.

(j)  The Parties agree that the Partnership shall use the “remedial allocation method” as described in Treasury Regulations Section 1.704-3(d) for purposes of Section 704(c) of the Code.

6.7   Public Announcements; Confidentiality.

(a)  No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable Law or the rules of any stock exchange upon which such Party’s capital stock is traded, in which case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided, however, that no provision of this Agreement shall be deemed to restrict in any manner (i) any Party’s ability to communicate with its employees or equity holders, (ii) the ability of Buyer and the Royal Entities to communicate with their financial and legal advisors, lenders, underwriters or Financing Sources or (iii) any Party’s ability to make or issue any public announcement or communication that is substantially consistent with any prior public announcement or public communication made in accordance with this Section 6.7(a).

(b)   From the Closing Date and for a period of two (2) years following the Closing Date, Royal and each Contributor will, and will cause its respective Affiliates and use commercially reasonable efforts to cause its respective Representatives to (i) maintain the strict confidentiality of any and all Confidential Information and (ii) not disclose such Confidential Information to any Person other than any of the respective Affiliates or Representatives of Royal or any Contributor, except (x) to the extent required by Law (provided that if required by Law, each party agrees, to the extent legally permissible, to give the others prior written notice of such disclosure in sufficient time to permit the others to seek a protective order should it so determine) or (y) in a Proceeding brought by such party in the pursuit of its remedies under this Agreement. Each Party shall (1) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (2) ensure that all Persons to whom the terms of this Agreement or the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any unauthorized Person in each case in accordance with this Agreement.

6.8   Distributions. Notwithstanding anything in this Agreement to the contrary, the Contributors shall have the right to cause the Royal Entities to pay cash dividends, and/or make cash distributions to the Contributors or its Affiliates at any time prior to Closing.

6.9   The Proxy Statement and the Special Meeting.

(a)   As promptly as reasonably practicable after the Execution Date, but in any event within 12 Business Days following delivery of information required to be provided by the Royal Entities, Buyer will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the transactions contemplated by this Agreement (the “Proxy Statement”) in preliminary form. Buyer shall as promptly as practicable notify the Contributors and the Royal Entities of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Buyer shall cooperate and provide the Contributors and the Royal Entities with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Contributors and the Royal Entities in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Except in the case of a Change in Recommendation pursuant to Section 6.9(d), the Buyer Board Recommendation shall be included in the Proxy Statement. Buyer will use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Buyer will cause the Proxy Statement to be transmitted to the holders of Buyer Common Stock as promptly as practicable, but in any event within five Business Days, following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b)   The Contributors and the Royal Entities acknowledge that a substantial portion of the Proxy Statement shall include disclosure regarding the Royal Entities and their management, operations and financial condition. Accordingly, the Royal Entities will, and the Contributors will cause the Royal Entities to, as promptly as reasonably practicable after the Execution Date, use their respective reasonable best efforts to provide Buyer with all information concerning the operations and business of the Royal Entities and the Royal Entities’ management and operations and financial condition, in each case, required to be included in the Proxy Statement, including the required financial statements of the Royal Entities prepared in accordance with Regulation S-X and a related consent from the Royal Entities’ independent public accountants. Without limiting the generality of the foregoing, Royal, the Contributors and the Royal Entities shall use their respective commercially reasonable efforts to cooperate with Buyer in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC. Royal, the Contributors and the Royal Entities shall use commercially reasonable efforts to make their managers, directors, officers and employees and other Representatives available to Buyer and its counsel in connection with the drafting of the Proxy Statement, as reasonably requested by Buyer, and responding in a timely manner to comments on the Proxy Statement and such other filings from the SEC; provided that doing so does not unreasonably interfere with the ongoing operations of the Royal Entities or its Subsidiaries.

(c)   Buyer will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Buyer, all action necessary to call, hold and convene a special meeting of holders of Buyer Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) to consider and vote upon the Stockholder Proposals (as defined below) as promptly as practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Special Meeting to consider and vote upon the Stockholder Proposals has been called and noticed, except as required by Law, Buyer will not postpone or adjourn the Special Meeting without the consent of the Contributors (which consent will not be unreasonably withheld, conditioned or delayed) other than (1) for the absence of a quorum, or (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Buyer has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Buyer Common Stock prior to the Special Meeting or (3) an adjournment or postponement to solicit additional proxies from holders of Buyer Common Stock to the extent Buyer has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Stockholder Proposals. Subject to Section 6.9(d), Buyer will use reasonable best efforts to solicit approval of the Stockholder Proposals by the holders of Buyer Common Stock.

(d)   The Buyer Board will recommend that the holders of Buyer Common Stock approve the Stockholder Proposals (the “Buyer Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Stockholder Proposals, the Buyer Board may withdraw, modify or qualify in any manner the Buyer Board Recommendation (any such action a “Change in Recommendation”) if the Buyer Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Buyer Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon an Intervening Event and (ii) Buyer has provided to the Contributors three Business Days’ prior written notice advising the Contributor that the Buyer Board intends to take such action and specifying the reasons therefor in reasonable detail. Buyer agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of voting on the Stockholder Proposals shall not be affected by any Change in Recommendation, and Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation.

(e)   If at any time prior to the Closing Date, any event, circumstance or information relating to Buyer, the Contributors or the Royal Entities, or any of their respective Affiliates, officers or directors or other Representatives should be discovered by Buyer, the Contributors or the Royal Entities, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Buyer and, to the extent required by Law, disseminated to the holders of Buyer Common Stock; provided that no information received by Buyer pursuant to this Section 6.9(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules.

(f)   Buyer shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement. Buyer shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 6.9(f) shall (i) impose any obligation on Buyer to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Buyer to terminate this Agreement in accordance its terms.

6.10  Cooperation on Financing Matters. Prior to the Closing and in connection with any financing activities (including the Debt Financing and the Buyer Equity Financing) (collectively, the “Financing Activities”), Royal, the Contributors and the Royal Entities shall use their commercially reasonable efforts to provide to Buyer and the Partnership, and Royal, the Contributors and Royal Entities shall use their commercially reasonable efforts to cause their Affiliates and Representatives, including legal and accounting representatives, to provide to Buyer and the Partnership, all cooperation reasonably requested by Buyer or the Partnership that is customary in connection with completing any Financing Activities, which commercially reasonable efforts shall include, among other things, (i) furnishing Buyer and the Partnership reasonably promptly following Buyer’s request, with information regarding the Royal Entities (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Royal Entities) customary for such Financing Activities, (ii) causing each of their Representatives with appropriate seniority and expertise to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as bookrunners or agents for such Financing Activities), presentations, due diligence sessions and drafting sessions in connection with such Financing Activities, (iii) assisting with the preparation of marketing materials, lender presentations, bank information memoranda and similar documents required in connection any such Financing Activities, (iv) (x) using commercially reasonable efforts to obtain legal opinions and consents of auditors for use of their reports in any materials relating to any such Financing Activities and (y) executing and delivering any pledge and security documents, guarantees, currency or interest rate hedging arrangements, other definitive financing documents or other certificates or documents as may be reasonably requested by Buyer or the Partnership (including a certificate of the chief financial officer (or Representative performing a corresponding function) of Royal or such Contributor or Royal Entity, as applicable, with respect to solvency matters) and (z) otherwise reasonably facilitating the pledging of collateral (including using commercially reasonable efforts to obtain third party consents and estoppels); provided, that, in each case, the effectiveness of any such document, certificate, opinion or pledge shall be conditioned on Closing, (v) providing reasonable assistance to Buyer and the Partnership in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in any Financing Activities, (vi) taking all actions that are reasonable, usual and customary to permit any Financing Sources to evaluate the current assets, cash management and accounting systems of the Royal Entities, and the policies and procedures relating thereto, for the purpose of establishing collateral arrangements, (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer, the Partnership or any Financing Sources of Buyer, the Partnership or the Royal Entities to permit the consummation of such Financing Activities, (viii) promptly furnishing to Buyer, the Partnership and their respective Financing Sources at least four (4) Business Days prior the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Royal Entities or their Subsidiaries, in each case reasonably requested by Buyer at least nine (9) Business Days prior to the Closing Date, (ix) providing customary authorization letters authorizing the distribution of information to prospective Financing Sources and containing customary representations that the public side versions of such documents do not include material non-public information about the Royal Entities, their Subsidiaries or their respective securities, and with respect to the accuracy in all material respects of the information contained in the disclosure and the marketing materials and (x) cooperating with requests for due diligence (including from any prospective Financing Sources) to the extent customary and reasonable; provided, however, that no obligation of the Royal Entities under any agreement, certificate, document or instrument shall be effective until the Closing and none of the Royal Entities or any of their Representatives shall be required to pay any commitment or other fee or incur any other Liability prior to Closing in connection with any Financing Activities (other than with respect to expenses to be reimbursed in accordance with this Section 6.10). Subject to the limitations set forth in Section 10.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by the Royal Entities, reimburse the Royal Entities for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Royal Entities in connection with the cooperation of the Contributors and the Royal Entities contemplated by this Section 6.10 and shall indemnify and hold harmless the Contributors and the Royal Entities and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with any Financing Activities and any information used in connection therewith, except for Liabilities to the extent they resulted from (x) the bad faith, gross negligence or willful misconduct of, or material breach of this Section 6.10 by, Royal, any Contributor, any Royal Entity or any of their Representatives or Affiliate or (y) information provided by or on behalf of the Contributors or the Royal Entities specifically for use in connection with such Financing Activities containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The obligations of Buyer in this Section 6.10 shall survive Closing. During the Interim Period, Buyer shall provide the Royal Entities, upon request (but no more often than weekly) with updates regarding Buyer’s Financing Activities.

6.11   Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall, and shall cause the Royal Entities to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions. In furtherance of the foregoing, after the Closing, promptly upon delivery of a written request by Buyer, Royal and the Contributors shall pay to Buyer and the Partnership (a) without limiting Sections 2.3(a) or 2.4(e), an amount in cash equal to the amount of Indebtedness of the Royal Entities to the extent not repaid and discharged in full as of the Closing Date by or on behalf of the Contributors and (b) the amount of any Transaction Expenses described in clause (b) of the definition of Transaction Expenses, in each case to the extent such Transaction Expenses did not result in an adjustment to the Total Cash Payment pursuant to Section 2.2.

6.12   Exclusivity.

(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Royal and each Contributor will not, and will cause the Royal Entities and any of its or their respective Affiliates (which, for purposes of this Section 6.12(a), shall not give effect to the last sentence of the definition of Affiliate) and any of its and its Affiliates’ Representatives, not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to an acquisition of any Interests in the Royal Entities or all or substantially all of the Assets of the Royal Entities. The Royal Entities and each Contributor shall, and the Contributors shall cause the Royal Entities, any of their respective Affiliates and any of their and their Affiliates’ Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing. As promptly as practicable after the date hereof, Royal will or will cause to be sent “return or destroy” letters to all other Persons to whom it, the Contributors, the Royal Entities or any of their Affiliates or Representatives provided confidential information under or pursuant to a confidentiality or non-disclosure agreement in connection with the potential sale of all or substantially all of the Royal Entities or their Assets since January 1, 2018 and for whom such a letter has not already been sent (any such confidentiality or non-disclosure agreement, a “Transaction Confidentiality Agreement”). From and after the Closing, Royal will, will cause its Affiliates to, agree to use commercially reasonable efforts to enforce their rights under any such Transaction Confidentiality Agreement or any other confidentiality agreement concerning the Royal Entities for the benefit of Buyer.

(b)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Buyer will not, and will cause its Affiliates and their respective Representatives not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to a Business Combination involving Buyer. Buyer shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing.

6.13   Notice of Certain Events. Each of the Royal Entities and Buyer will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (a) the occurrence or existence of any fact, event or circumstance that has, (i) with respect to the Royal Entities, had or would reasonably be expected have a Material Adverse Effect and (ii) with respect to Buyer had or would reasonably be expected to have a Buyer Material Adverse Effect, (b) the occurrence or existence of any fact, event or circumstance that would reasonably be expected to result in any of the conditions set forth in Article VII, as applicable, not being able to be satisfied prior to the Outside Date, (c) any notice or other communication that has been received by the Royal Entities from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication that has been received by Buyer or the Royal Entities from any Governmental Authority in connection with the Transactions, or (e) any Proceeding commenced or, to Royal’s Knowledge or Buyer’s knowledge, as applicable, threatened that (i) if pending on the Execution Date, would have been required to have been disclosed by the Royal Entities or Buyer, as applicable, pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the Transactions. No notification given by any Party pursuant to this Section 6.13 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

6.14  Reasonable Best Efforts. Except to the extent that the Parties’ obligations are specifically set forth elsewhere herein, upon the terms and subject to the conditions set forth in this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction.

6.15  Trust. Upon satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Organizational Documents of Buyer, at the Closing, Buyer (a) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to (i) pay as and when due all amounts payable to stockholders of Buyer holding shares of the Buyer Class A Common Stock sold in the IPO who shall have previously validly elected to redeem their shares of Buyer Class A Common Stock pursuant to Buyer’s amended and restated certificate of incorporation, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account to Buyer for immediate use, subject to this Agreement and the Trust Agreement.

6.16  Transaction Litigation. Each of Buyer and the Contributors shall cooperate with the other in the defense or settlement of any Proceeding relating to the Transactions which is brought or threatened in writing against (a) Buyer, any of its Subsidiaries and/or any of their respective directors or officers, or (b) the Contributors, any of their Subsidiaries and/or any of their respective directors or officers. Such cooperation between the parties shall include (i) keeping the other party reasonably and promptly informed of any developments in connection with any such Proceeding, (ii) utilizing counsel reasonably agreeable to both Buyer and the Contributors (such agreement to counsel not to be unreasonably withheld, condition or delayed) and (iii) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Proceeding without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

6.17  Buyer Board Following Transactions. The Parties shall take all action reasonably necessary so that, effective as of the immediately following Closing, Buyer Board shall be comprised of eleven directors, divided into three (3) classes of directors, in accordance with the terms of the Certificate of Incorporation, consisting of (i) six directors to be designated by Royal prior to the Closing, (ii) two directors to be designated by Osprey Sponsor prior to the Closing, and (iii) three independent directors to be mutually selected by the Parties prior to the Closing. The two directors to be designated by Osprey Sponsor shall serve in the class of directors whose term expires on the third annual meeting of shareholders following the Closing.

6.18   Financing Efforts.

(a)  Subject to the other terms and conditions of this Agreement, Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) maximize the Cash Consideration delivered to the Contributors at Closing in an amount up to $400,000,000, (ii) take all actions reasonably necessary, to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, (iii) enforce Buyer’s rights under the Subscription Agreements, and (iv) take all actions reasonably necessary or advisable to minimize the aggregate amount of redemptions from the Trust Account.

(b)   Buyer shall not, and shall cause its Subsidiaries not to, without the prior written consent of Royal and the Contributors, which shall not be unreasonably withheld, conditioned or delayed, (A) terminate the Debt Commitment Letter or any definitive agreement relating to the Debt Commitment Letter or (B) agree to or permit or consent to any amendment, supplement or modification to be made to, or grant any waiver of any material provision under, the Debt Commitment Letter or any definitive agreement relating to the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the market flex provisions) contemplated in the Debt Commitment Letter and related fee letter (other than due to the breach by Royal or the Contributors of any representation, warranty or covenant contained herein or as a result of the failure of a condition contained in Section 7.1 or Section 7.3 herein to be satisfied) such that the condition in Section 7.3(d) would not be satisfied on the Closing Date, Buyer shall, and shall cause the Partnership to, use commercially reasonable efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative debt financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses related thereto with terms and conditions (including market flex provisions) not materially less favorable, in the aggregate, to Buyer and the Partnership than the terms and conditions set forth in the Debt Commitment Letter, as promptly as reasonably practicable following the occurrence of such event. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such documents as are permitted to be amended, modified or replaced under this Section 6.18(b) and references to the “Debt Financing” shall include any alternative debt financing arranged under this Section 6.18(b).

6.19   Minority Interests. The Parties acknowledge and agree (a) that NRAC shall use its best efforts to cause the holders of the Class B limited partnership interests in Marcellus to contribute, assign, transfer, convey and deliver to the Partnership all of such Class B limited partnership interests in connection with the Closing in accordance with the drag-along provisions contained in the limited partnership agreement of Marcellus (the “Drag Contribution”) and (b) that the portion of the Contribution Price paid by the Partnership in respect of the Marcellus Interests hereunder is in respect of 100% of the limited partnership interests in Marcellus. Accordingly, any amounts owing to the holders of the Class B limited partnership interests in Marcellus in connection with the Drag Contribution in respect thereof shall (i) if paid directly by the Partnership, cause a corresponding reduction in the portion of the Contribution Price paid to NRAC in respect of the Marcellus Interests or (ii) otherwise be borne by NRAC and not the Partnership or its Affiliates (including, following the Closing, Marcellus).

6.20    Other Covenants. The Parties hereby agree, as applicable, to use commercially reasonable efforts to deliver the documentation set forth on Schedule 6.20 within thirty (30) days following the Execution Date.

Article VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1   Conditions to the Obligations of Buyer and the Contributors. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver (to the extent permitted by Law) by Buyer and the Contributors, at or prior to the Closing of each of the following conditions precedent:

(a)   Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

(b)   HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

(c)   Transactions Approval. The approval of the Stockholder Proposals (other than approval and adoption of the Falcon Minerals 2018 Long Term Incentive Plan) shall have been duly obtained in accordance with the DGCL, Buyer’s Organizational Documents and the rules and regulations of NASDAQ.

(d)   Completion of Offer. The Offer shall have been completed in accordance with the terms hereof, Buyer’s Organizational Documents and the Proxy Statement.

(e)   NASDAQ or NYSE Listing. The Buyer Class A Common Stock issuable in connection with the Transactions shall have been approved for listing on the NASDAQ or NYSE following the Closing, subject to official notice of issuance thereof.

7.2  Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or the written waiver (to the extent permitted by Law) by Buyer, at or prior to the Closing, of each of the following further conditions precedent:

(a)  Contributors Representations and Warranties. The Contributor Fundamental Representations shall, except for de minimis inaccuracies, (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Contributor Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Contributor Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by Royal and the Contributors in Article III (other than the Contributor Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

(b)   Representations and Warranties Regarding Royal Entities. The Royal Fundamental Representations shall, except for de minimis inaccuracies, (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Royal Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Royal Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by Royal and the Contributors in Section 4.11(a) shall be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date. The representations and warranties made by Royal and the Contributors in Article IV (other than the Royal Fundamental Representations and the representations and warranties set forth in Section 4.11(a)) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

(c)   Performance. Royal and each Contributor shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by them under this Agreement prior to or at Closing.

(d)   Deliveries. Royal and each Contributor shall have delivered or shall have caused to be delivered those closing deliveries specified in Section 2.4.

7.3  Conditions to the Obligations of Contributors. The obligation of Royal and the Contributors to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or the written waiver (to the extent permitted by Law) by the Royal Entities, at or prior to the Closing, of each of the following further conditions precedent:

(a)   Buyer Representations and Warranties. The Buyer Fundamental Representations shall, except for de minimis inaccuracies, (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Buyer Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Buyer Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by Buyer in Article V (other than the Buyer Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Buyer Material Adverse Effect.

(b)   Performance. Buyer shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by it under this Agreement prior to or at Closing.

(c)   Deliveries. Buyer shall have delivered those closing deliveries specified in Section 2.5.

(d)   Cash Consideration. The Cash Consideration shall be no less than $355,000,000.

7.4   Frustration of Closing Conditions. Neither the Buyer nor any of the Contributors may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VIII
TERMINATION

8.1   Termination. This Agreement may be terminated, as follows:

(a)   at any time before Closing, by the Contributors (acting jointly) or Buyer, by written notice to the Parties, in the event that any Law or final, non-appealable Order of any Governmental Authority having jurisdiction permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions;

(b)   at any time before Closing, by the Contributors (acting jointly), by written notice to Buyer, if (A) (i) Buyer has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition set forth in Section 7.3(a) or 7.3(b) (assuming the Closing Date were to occur at such time) and (ii) such breach has not been cured by the earlier of (x) 30 days following written notification from the Contributors to Buyer thereof and (y) the Outside Date; provided, however, that the Contributors shall not be entitled to terminate this Agreement under this Section 8.1(b) if any Contributor or any Royal Entity is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does result in the failure to fulfill any condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) (assuming the Closing Date were to occur at such time), or (B) the Buyer Board has made a Change in Recommendation.

(c)   at any time before Closing, by Buyer, by written notice to the Contributors, if (i) any Contributor or Royal Entity has breached its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) (assuming the Closing Date were to occur at such time) and (ii) such breach has not been cured by the earlier of (A) 30 days following written notification from Buyer to the Contributors or the Royal Entities thereof and (B) the Outside Date; provided, however, that Buyer shall not be entitled to terminate this Agreement under this Section 8.1(c) if Buyer is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does result in the failure to fulfill any condition set forth in Section 7.3(a) or 7.3(b) (assuming the Closing Date were to occur at such time).

(d)   at any time before Closing, by the Contributors (acting jointly) or Buyer, by written notice to the Parties, if the approval of Stockholder Proposals have not been duly obtained in accordance with the DGCL, Buyer’s Organizational Documents and the rules and regulations of NASDAQ at the Special Meeting;

(e)   at any time before Closing, by the Contributors (acting jointly) or Buyer, by written notice to the Parties, if Closing has not occurred on or before December 31, 2018 (the “Outside Date”); provided, however, that the Contributors and Buyer shall not be entitled to terminate this Agreement under this Section 8.1(e) if any Contributor or any Royal Entity (in the case of any termination by the Contributors) or Buyer (in the case of any termination by Buyer), respectively, has breached any of its representations, warranties or covenants set forth in this Agreement, and such breach resulted in the failure of the Closing to occur by the Outside Date;

(f)   by mutual written consent of the Contributors (acting jointly) and Buyer;

8.2   Effect of Termination.

(a)   If this Agreement is validly terminated pursuant to Section 8.1, subject to this Section 8.2, this Agreement shall become void and of no further force or effect with no Liability on the part of any Party hereto, provided that, notwithstanding anything herein to the contrary, Article I, Section 6.7(a), this Article VIII, Article IX and Article X will survive any such termination along with any obligation or covenant that otherwise expressly by its terms survives termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

(b)   If this Agreement is validly terminated pursuant to Section 8.1(d), Buyer shall not be permitted to pursue or engage in a Business Combination, directly or indirectly, with any Person engaged primarily in the business of owning fee mineral interests and/or Royalties.

8.3   Specific Performance. Each Contributor and Buyer acknowledges that the other would be damaged irreparably if the obligations of the Contributors or Buyer, as applicable, under this Agreement are not performed in accordance with their specific terms or otherwise breached. Accordingly, the Parties agree that, prior to any termination of this Agreement in accordance with its terms, the Contributors and Buyer are entitled to enforce specifically the express obligations of the other Parties under this Agreement, on the terms and subject to the conditions herein.

Article IX
WAIVERS; LIMITATIONS ON LIABILITY

9.1   Survival and Waivers of other Representations.

(a)   The representations, warranties and covenants contemplated to be performed prior to the Closing Date of the Parties contained in this Agreement shall not survive the Closing. All covenants contemplated to be performed on or after the Closing Date shall survive the Closing until performed in accordance with their terms.

(b)   NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF CONTRIBUTORS, ROYAL, BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE ROYAL ENTITIES OR THEIR ASSETS OR THE OIL AND GAS PROPERTIES, THE PARTNERSHIP, OR ANY PART THEREOF, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE CONTRIBUTORS OR ROYAL IN ARTICLE III AND ARTICLE IV AND BUYER IN ARTICLE V. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NONE OF THE CONTRIBUTORS ROYAL OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FINANCIAL FORECASTS RELATING TO THE ROYAL ENTITIES OR THEIR ASSETS.

(c)   BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS AND ROYAL SET FORTH IN ARTICLE III AND ARTICLE IV AND IN ANY CLOSING CERTIFICATES OF CONTRIBUTORS OR ROYAL ARE THOSE ONLY OF CONTRIBUTORS OR THE ROYAL PARTIES, AS APPLICABLE, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF CONTRIBUTORS, THE ROYAL ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES.

(d)   CONTRIBUTORS AND ROYAL ACKNOWLEDGE THAT THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN ARTICLE V AND IN ANY CLOSING CERTIFICATE OF BUYER ARE THOSE ONLY OF BUYER, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES.

9.2   Waiver of Remedies.

(a)   The Parties hereby agree that, other than in the case of Fraud or claims to enforce the performance of covenants expressly required to be performed in whole or in part on or after the Closing Date, no Party shall have any liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make or bring any Proceedings, for any Loss or any other matter, under this Agreement (including breach of representation, warranty, covenant or agreement), whether based on contract, tort, strict liability, other Laws or otherwise.

(b)   NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR NON-REIMBURSABLE DAMAGES.

(c)   Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud, (i) no Representative or Affiliate of Royal or any Contributor (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Royal or any Contributor), other than Royal, the Contributors and their respective Subsidiaries, shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any Contributor in this Agreement or in any Closing Certificate delivered by such Contributor, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer), other than Buyer and its Subsidiaries, shall have any liability to Royal or any Contributor or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any Closing Certificate delivered by Buyer.

9.3   Waiver of Claims.

(a)   Royal and each Contributor hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself, and each of their respective past, present and future equity holders, partners, managers, members, Affiliates and Representatives and each of their respective successors and assigns in their capacities as such (collectively, its “Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, Liabilities and rights against the Royal Entities, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that such Contributor or any of its Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Royal Entities or their business, including pursuant to the Organizational Documents of the Royal Entities (and any breaches thereof) or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity (the “Contributor Released Claims”). Each Contributor agrees not to, and to cause its Related Persons not to, assert any Proceeding against Buyer or any of its Affiliates with respect to the Contributor Released Claims. Notwithstanding anything herein to the contrary, this Section 9.3 shall not impose any restrictions or limitations on the ability of such Contributor (or any of its Related Persons) to exercise or assert any rights or remedies against Buyer, the Royal Entities or any of their Related Persons that may arise (i) out of this Agreement, the Ancillary Agreements or the Transactions, or (ii) as a result of the ownership by such Contributor or its Related Persons of any Interests in the Partnership or any of its Affiliates from and after the Closing.

(b)   Each of the Buyer, the Partnership and the Royal Entities hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its past, present and future stockholders, partners, managers, members, Affiliates and Representatives and each of their respective successors and assigns in their capacities as such (collectively, their respective “Buyer Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against each Contributor and its Related Persons, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Royal Entities or their respective Buyer Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by such Contributor of the Royal Entities or the business of the Royal Entities, including pursuant to the Organizational Documents of the Royal Entities (and any breaches thereof), whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than obligations arising under the covenants which expressly surviving Closing as provided in Section 9.1(a) (the “Royal Released Claims”). Buyer agrees to cause the Royal Entities and Buyer Related Persons not to assert any Proceeding against the Contributors or any of their Related Persons with respect to the Royal Released Claims. Notwithstanding anything herein to the contrary, this Section 9.3(b) shall not impose any restrictions or limitations on the ability of the Partnership or Buyer to exercise or assert any rights or remedies against Royal, the Contributors or any of their Related Persons or any other Person that may arise (i) out of this Agreement, the Ancillary Agreements or the Transactions, or (ii) as a result of the ownership by such Contributor or its Related Persons of any Interests in the Partnership or Buyer, as applicable, from and after the Closing.

9.4   Conflict Waiver.

(a)   Buyer waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Royal Entities and their Subsidiaries, to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Contributors or any of their Affiliates, or any equityholder, officer, employee, manager or director of the Contributors or any of their Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or the Transactions, by any legal counsel currently representing any Designated Person in connection with this Agreement, the Ancillary Agreements or the Transactions, including Kirkland & Ellis LLP (any such representation, the “Current Representation”).

(b)   Buyer waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Royal Entities, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or its Affiliates (including, following the Closing, any Royal Entity), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by the Contributors and their Affiliates and that the Contributors, and not Buyer or its Affiliates or the Royal Entities, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Buyer or its Affiliates, including the Royal Entities, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of the Contributors and not of Buyer or its Affiliates, including the Royal Entities, or to internal counsel relating to such engagement, and none of Buyer or its Affiliates, including, following the Closing, the Royal Entities, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Buyer or its Affiliates, including, following the Closing, the Royal Entities, or does not belong to the Contributors. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates, including, following the Closing, the Royal Entities, on the one hand, and a third party other than the Contributors or their Affiliates, on the other hand, Buyer or its Affiliates, including, following the Closing, the Royal Entities, shall be entitled to prevent the disclosure of the Privileged Communications to such third party and the Contributors shall not permit such disclosure to the extent requested by Buyer.

Article X
MISCELLANEOUS

10.1   Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Royal, the Contributors or the Royal Entities (before the Closing), to:

c/o The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154

Telephone:	(212) 583-5701
Attention:	Angelo G. Acconcia
Adam Jenkins
Email:	acconcia@Blackstone.com
adam.jenkins@Blackstone.com

with a copy (which shall not constitute notice) to:

KIRKLAND & ELLIS LLP
609 Main Street
Houston, TX 77002
Telephone:	(713) 836 3600
Facsimile:	(713) 836 3601
E-mail:	rhett.vansyoc@kirkland.com

and

KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, NY 10022
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900
E-mail:	claire.james@kirkland.com

If to Buyer or Royal Entities (after the Closing) to:

Osprey Energy Acquisition Corp.,
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
Attention:	Jeffrey F. Brotman
Facsimile:	(215) 640-6344

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	David K. Lam
Telephone:	(212) 403-1000
Facsimile:	(212) 403-2000
E-mail:	dklam@wlrk.com

10.2  Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

10.3   Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that in the event that the Transactions are consummated, the Partnership shall pay, or shall cause to be paid, all expenses described in Schedule 1.1(a)-TE and Schedule 1.1(b)-TE.

10.4  Disclosure. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. Except as otherwise expressly set forth in this Agreement, neither the Schedules, the exhibits nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by the Contributors, the Royal Entities or Buyer not expressly set out in the Agreement, and, except as expressly set forth in this Agreement, neither the Schedules, the exhibits, nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of the Contributors, the Royal Entities or Buyer in the Agreement. Any information, item or other disclosure set forth in any Schedule, shall be deemed to be disclosed with respect to any other section of this Agreement (or to have been set forth in any other Schedule), if the relevance of such disclosure to such other section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Schedule, as applicable, in such section of this Agreement. The fact that any item of information is contained in the Schedules is not an admission of liability under any applicable Law, and does not mean that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Party shall use the specification of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The information set forth on the Schedules or exhibits shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Party shall use the specification or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter described or not described herein or included or not included in the Schedules is or is not in the ordinary course of business for purposes of the Agreement. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement.

10.5  Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will, subject to Section 9.2, be cumulative and not alternative.

10.6  Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by the Contributors and Buyer; provided that, notwithstanding anything to the contrary contained herein, this Section 10.6, Section 10.7, Section 10.12, Section 10.15 and Section 10.17 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

10.7   No Third Party Beneficiary. Except for the provisions of Sections 6.5 and 9.3 and 10.15 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person; provided that only Buyer and each Contributor (and their respective successors and assigns) will have the right to enforce the provisions of this Agreement on its behalf or on behalf of any of its related indemnitees (but shall not be obligated to do so)provided further that the Financing Sources shall be deemed third party beneficiaries of Section 10.6, this Section 10.7, Section 10.12, Section 10.15 and Section 10.17 (and the defined terms used in such sections), each of which shall be enforceable by each Financing Source and, to the extent enforced thereby, construed in accordance with, and governed by, the Laws of the State of New York without reference to the conflict of laws principles thereof. Without limiting the provisions of this Section 10.7 and notwithstanding anything to the contrary in this Agreement, each of the Parties hereto (a) agrees that it will not bring or support any action cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.1 shall be effective service of process against it for any such action brought in any such court, (d) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.8  Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate, but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 10.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

10.9  Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

10.10  Invalid Provisions. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

10.11  Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.12  Governing Law; Venue; and Jurisdiction.

(a)  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to any conflict of laws principles thereof); provided that (without limiting the provisions of Section 10.7 and Section 10.17) any claims or causes of action (whether in contract or tort) in connection with this Agreement against the Financing Sources in any way relating to the Debt Financing and the transactions contemplated thereby shall be governed by and construed in accordance with the internal Laws of the State of New York.

(b)   Subject to Section 10.7 with respect to the Financing Sources, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined by Court of Chancery of the State of Delaware and the federal courts of the United States of America in the State of Delaware and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement, the Ancillary Agreements or the Transactions. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Ancillary Agreements or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

10.13   Trust Account Waiver. Reference is made to the final prospectus of Buyer, filed with the SEC (File No. 333-219025) (the “Prospectus”), and dated as of July 20, 2017. Each of Royal, the Contributors and the Royal Entities acknowledges that it has read the Prospectus, the Trust Agreement and the Organizational Documents of Buyer and understands that Buyer has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately $275 million for the benefit of Buyer’s public stockholders and certain parties (including the underwriters of the IPO) and that Buyer may disburse monies from the Trust Account only: (a) to Buyer’s public stockholders in the event they elect to exercise their Buyer Stockholder Redemption Right, (b) to Buyer’s public stockholders if Buyer fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any franchise and Income Taxes with any interest earned on the amounts held in the Trust Account or (d) to Buyer after or concurrently with the consummation of a Business Combination. For and in consideration of Buyer entering into this Agreement and the Ancillary Agreements with Royal, the Contributors and the Royal Entities regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Royal and each Contributor and the Royal Entities hereby agrees on behalf of itself and its Affiliates (which, for purposes of this Section 10.13, shall not give effect to the last sentence of the definition of Affiliate), and Representatives that except as provided below, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim or bring any Proceeding against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Buyer and Royal, the Contributors or the Royal Entities or any of their Affiliates or Representatives, this Agreement or any Ancillary Agreement, the Transactions or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of Royal and the Contributors, on behalf of itself and the Royal Entities, and its and their Affiliates and Representatives, (i) hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement or any Ancillary Agreement (including the negotiation, execution and performance thereof) or any other Contract with Buyer, the Transactions or any other matter and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any Ancillary Agreement), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce it to enter in this Agreement, and each of the Each of Royal and the Contributors further intends and understands such waiver to be valid, binding and enforceable under applicable Law and (iii) acknowledges and agrees that, to the extent Royal, any Contributor, any Royal Entity or any of their Affiliates or Representatives commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, monetary relief against Buyer, the sole remedy of any such Person shall be against funds held outside of the Trust Account. Notwithstanding the foregoing, nothing in this Section 10.13 shall serve to limit or prohibit (i) the Contributors’ or Royal Entities’ right to pursue a claim against Buyer for legal relief against assets held outside the Trust Account, for specific performance or other non-monetary relief, or (ii) any claims that the Contributors or Royal Entities may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.

10.14  Affiliate Status. To the extent that a Party is required hereunder to take certain action with respect to entities designated in this Agreement as such Party’s Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such Party. To the extent that this Agreement or any Ancillary Agreement requires an Affiliate of any Party to take or omit to take any action, such agreement and obligation includes the obligation of such Party to cause such Affiliate to take or omit to take such action.

10.15  Non-Recourse. Except to the extent otherwise set forth in this Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. Except in the case of Fraud, no Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing or any Financing Source (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than any liability of any Financing Source to Buyer, the Partnership or any of their Affiliates pursuant to or in connection with any agreement by or between them), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates (other than any liability of any Financing Source to Buyer, the Partnership or any of their Affiliates pursuant to or in connection with any agreement by or between them). Without limiting the foregoing, to the maximum extent permitted by Laws, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement (other than any liability of any Financing Source to Buyer, the Partnership or any of their Affiliates pursuant to or in connection with any agreement by or between them).

10.16   Continuing Directors. Following the Closing, notwithstanding anything in this Agreement to the contrary, the approval of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one Continuing Director then in office) shall be required to authorize (a) any amendment, supplement or modification to, or termination of this Agreement by or on behalf of the Buyer or (b) any exercise or waiver of any rights or remedies of Buyer or enforceable by Buyer with respect to any provisions, covenants or obligations contained in this Agreement contemplated to survive or be performed after the Closing. Following the Closing, any action by Buyer with respect to the enforcement of this Agreement, as such enforcement relates to the payment of Indebtedness of the Royal Entities and Transaction Expenses as set forth in Section 6.11(a) and (b), by or on behalf of Buyer shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Buyer Board with respect thereto, and no other action on the part of Buyer, including any action by any other director of Buyer, shall be required to authorize, or for Buyer to take, any such action. In connection with the foregoing, the Continuing Directors shall have the authority to retain such counsel and other advisors at the expense of Buyer as reasonably determined by the Continuing Directors and any such reasonable and documented expenses shall be paid by Buyer promptly upon written request by the Continuing Directors.

10.17   Waiver of Claims Against Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Contributor agrees, on behalf of itself and its Affiliates, that (a) none of the Financing Sources shall have any liability to Royal or any Contributor or any of their respective Affiliates relating to or arising out of this Agreement or the Transaction, including the financing of the Transaction, whether at law or equity, in contract, in tort or otherwise, and (b) neither Royal, any Contributor nor any of their respective Affiliates will have any rights or claims against any Financing Sources under this Agreement or any other agreement contemplated by, or entered into in connection with, the Transaction, including any commitments by the Financing Sources in respect of financing the Transaction.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

OSPREY ENERGY ACQUISITION CORP.

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen
Title:	Chief Executive Officer

Signature Page to Contribution Agreement

ROYAL RESOURCES GP L.L.C.

By:	Royal Resources GP L.L.C.,
its general partner

By:	/s/ Angelo Acconcia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

NOBLE ROYALTIES ACQUISITION CO., LP

By:	Noble Royalties Acquisition Co. GP, LLC,
its general partner

By:	/s/ Angelo Acconcia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

HOOKS RANCH HOLDINGS LP

By:	Hooks Holding Company GP, LLC,
its general partner

By:	Royal Resources L.P.,
its sole member

By:	Royal Resources GP L.L.C.,
its general partner

By:	/s/ Angelo Acconcia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

DGK ORRI HOLDINGS, LP

By:	DGK ORRI GP LLC,
its general partner

By:	Royal Resources GP L.L.C.,
its sole member

By:	/s/ Angelo Acconcia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

HOOKS HOLDING COMPANY GP, LLC

By:	Royal Resources L.P.,
its sole member

By:	Royal Resources GP L.L.C.,
its general partner

By:	/s/ Angelo Acconcia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

DGK ORRI GP LLC

By:	Royal Resources GP L.L.C.,
its sole member

By:	/s/ Angelo Acconcia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement